Exhibit 99.1
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     This Management’s Discussion and Analysis contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements, which are based on management’s assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by the use of terms such as “anticipate”, “will”, “expect”, “believe”, “should” or similar expressions. The potential risks and uncertainties that could cause the Company’s actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw material supplies and pricing; changes in interest and currency exchange rates; economic crises in developing countries; quotas, tariffs and other governmental actions and international conflict.
Fiscal Year ended December 29, 2007
Overview
     During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations. Accordingly, the results of operations of this business have been reclassified as discontinued operations for all periods presented.
     Dole Food Company, Inc. (“Dole”, “we” or the “Company”) achieved record revenues of $6.8 billion, reflecting growth of 14% compared to the prior year. Higher sales were reported in our fresh fruit and packaged foods operating segments. We earned operating income of $149 million in 2007, compared to $136 million earned in 2006. A net loss of $58 million was reported for 2007 compared to a net loss of $90 million in 2006.
     Revenue growth was fueled by strong banana sales worldwide and higher sales volumes in the European ripening and distribution operations due in part to the October 2006 acquisition of the remaining 65% ownership in JP Fruit Distributors Limited (renamed JP Fresh) that we did not previously own. In addition, the packaged foods segment had higher pricing and volumes in its North America and European businesses. Operating income increased as a result of improved pricing in our worldwide banana operations and the absence of $13 million of restructuring costs incurred during 2006 in our European ripening and distribution operations. These improvements were partially offset by higher costs in both our packaged salads operations and packaged foods segment. Unfavorable foreign currency exchange movements, primarily in our international sourcing locations also impacted operating income.
     Higher commodity costs, primarily fuel and containerboard, continued to adversely impact operations. Throughout 2007, 2006 and 2005, we experienced significant cost increases in many of the commodities we use in production, including tinplate, resin and other agricultural chemicals. In addition, significantly higher average fuel prices resulted in additional shipping and distribution costs. On a year-over-year basis, higher commodity costs impacted operating income by approximately $37 million and $38 million for the years ended December 29, 2007 and December 30, 2006, respectively. In an effort to mitigate the exposure to commodity cost increases, we entered into fuel hedging contracts and renegotiated certain commodity supply contracts during the year.
Results of Operations
     Selected results of operations for the years ended December 29, 2007, December 30, 2006 and December 31, 2005 were as follows:

	Year Ended	Year Ended	Year Ended
	December 29,	December 30,	December 31,
	2007	2006	2005
	(In thousands)
Revenues, net	$6,820,812	$5,990,863	$5,637,566
Operating income	149,284	135,978	228,571
Interest income and other income (expense), net	9,373	22,316	596
Interest expense	(194,851)	(174,715)	(142,452)
Income taxes	(4,054)	(22,609)	(45,011)
Minority interests, net of income taxes	(3,235)	(3,202)	(2,987)
Equity in earnings of unconsolidated subsidiaries	1,696	177	6,626
Loss from discontinued operations, net of income taxes	(15,719)	(50,386)	(1,713)
Gain on disposal of discontinued operations, net of income taxes	—	2,814	—
Net income (loss)	(57,506)	(89,627)	43,630

Revenues
     For the year ended December 29, 2007, revenues increased 14% to $6.8 billion from $6 billion in the prior year. Higher worldwide sales of fresh fruit and packaged foods products in North America and Europe drove the increase in revenues during 2007. Higher volumes of bananas and pineapples accounted for approximately $222 million or 27% of the overall revenues increase. Higher revenues in our European ripening and distribution operations contributed an additional $528 million. This increase in the ripening and distribution business was due to the acquisition of the remaining 65% ownership in JP Fresh in October 2006 as well as higher volumes in our Swedish, Spanish and Eastern European operations. JP Fresh increased 2007 revenues by approximately $230 million. Higher sales of packaged foods products, primarily for FRUIT BOWLS, fruit in plastic jars, pineapple juice and packaged frozen fruit accounted for approximately $85 million or 10% of the overall revenues increase. Favorable foreign currency exchange movements in our selling locations also positively impacted revenues by approximately $171 million. These increases were partially offset by a reduction in fresh vegetables sales due to lower volumes of commodity vegetables sold in North America and Asia.
     For the year ended December 30, 2006, revenues increased 6% to $6 billion from $5.6 billion in the prior year. Significant revenue drivers during 2006 were the higher worldwide sales of fresh fruit as well as higher sales of packaged foods products. Higher volumes of bananas and pineapples accounted for approximately $126 million or 36% of the overall revenues increase. Our European ripening and distribution operations also had higher revenues as a result of the October 2006 acquisition of JP Fresh. The acquisition generated revenues of approximately $69 million during the fourth quarter of 2006. Fresh fruit revenues also benefited from higher volumes of deciduous products sold in North America. Higher sales of packaged foods products, primarily for FRUIT BOWLS, canned pineapple and fruit parfaits also increased revenues by $84 million. Fresh vegetables sales remained flat as additional sales of commodity vegetables were offset by a decrease in volumes of packaged salads. Net changes in foreign currency exchange rates versus the U.S. dollar did not have a significant impact on consolidated revenues during 2006.
Operating Income
     For the year ended December 29, 2007, operating income was $149.3 million compared with $136 million in 2006. The increase was primarily attributable to improved operating results in our banana operations worldwide which benefited from stronger pricing and higher volumes. In addition, operating income improved in the European ripening and distribution business due to the absence of restructuring costs of $12.8 million. These improvements were partially offset by lower earnings in our packaged salads business and packaged foods segment primarily due to higher product costs. Packaged salads operating results were impacted by higher manufacturing costs due in part to the opening of a new plant in North Carolina. Packaged foods operating income was lower due to higher product costs resulting from higher third party purchased fruit costs in Thailand and higher commodity costs. Unfavorable foreign currency exchange movements, principally in Thailand and in the Philippines, also increased sourcing costs. In addition, all of our reporting segments were impacted by higher product, distribution and shipping costs, due to higher commodity costs. Unfavorable foreign currency movements in our international sourcing locations more than offset favorable foreign currency exchange movements in our international selling locations. If foreign currency exchange rates in our significant foreign operations during 2007 had remained unchanged from those experienced in 2006, we estimate that our operating income would have been higher by approximately $7 million, excluding the impact of hedging. Operating income in 2007 also included realized foreign currency transaction gains of $7 million and foreign currency hedge losses of $10 million. We also settled early our Philippine peso and Colombian peso hedges, which generated gains of $11 million.
     For the year ended December 30, 2006, operating income was $136 million compared with $228.6 million in 2005. The decrease was primarily attributable to lower operating results from our European banana operations and packaged salads businesses. These decreases were partially offset by higher worldwide pineapple earnings, higher sales volumes and pricing in the packaged foods business and higher pricing in the North America commodity vegetables operations. The European banana operations were impacted by higher purchased fruit costs and distribution costs, due mainly to the European Union’s (“EU”) new import tariff-only system, which became effective January 1, 2006. All of our reporting segments were impacted by higher product, distribution and shipping costs, due to higher commodity costs. Unfavorable foreign currency movements in our international sourcing locations more than offset favorable foreign currency exchange movements in our international selling locations. If foreign currency exchange rates in our significant foreign operations during 2006 had remained unchanged from those experienced in 2005, we estimate that our operating income would have been higher by approximately $29 million, excluding the impacts of hedging. Operating income in 2006 included realized foreign currency transaction gains of $4 million. Foreign currency hedges did not have a significant impact on consolidated operating income during 2006.
Interest Income and Other Income (Expense), Net
     For the year ended December 29, 2007, interest income increased slightly to $7.5 million from $7.1 million in 2006. The slight increase in interest income was primarily related to higher levels of cash at JP Fresh during 2007.
     For the year ended December 30, 2006, interest income increased to $7.1 million from $5.9 million in 2005. The increase was primarily due to interest income earned during the second quarter of 2006 related to the timing of the borrowings and repayment of the senior secured credit facilities in connection with the April 2006 debt refinancing.
     Other income (expense), net decreased to income of $1.8 million in 2007 from income of $15.2 million in 2006. The decrease was due to a reduction in the gain generated on our cross currency swap of $22.7 million, partially offset by a reduction in the foreign currency exchange loss on our British pound sterling capital lease vessel obligation (“vessel obligation”) of $9.2 million.
     Other income (expense), net improved to income of $15.2 million in 2006 from expense of $5.4 million in 2005. The improvement was due to a decrease in debt-related expenses of $35.7 million when comparing the April 2006 debt refinancing to the April 2005 refinancing and bond tender transactions. In addition, we recorded a gain of $24.8 million on our cross currency swap and $6.5 million on the settlement of our interest rate swap in April 2006. These increases were partially offset by lower unrealized foreign currency exchange gains in 2006 versus 2005. In 2006, we recorded $1.5 million of foreign currency exchange gains due to the repayment of the Japanese yen denominated term loan (“Yen loan”) compared to $27.1 million of gains in 2005. In addition, the vessel obligation generated foreign currency exchange losses of $10.6 million in 2006 compared to foreign currency exchange gains of $9.5 million in 2005.
Interest Expense
     Interest expense for the year ended December 29, 2007 was $194.9 million compared to $174.7 million in 2006. The increase was primarily related to higher levels of borrowings during 2007 on our term loan facilities and the asset based revolving credit facility.
     Interest expense for the year ended December 30, 2006 was $174.7 million compared to $142.5 million in 2005. The increase was primarily related to higher levels of borrowings and higher effective market-based borrowing rates on our term loan facilities.
Income Taxes
     We recorded $4 million of income tax expense on $36.2 million of pretax losses from continuing operations for the year ended December 29, 2007, reflecting an (11.2%) effective income tax rate for the year. Income tax expense decreased $18.6 million from $22.6 million in 2006 primarily due to a shift in the mix of earnings in foreign jurisdictions taxed at a lower rate than in the U.S. The effective tax rate in 2006 was (137.7%). Our effective tax rate varies significantly from period to period due to the level, mix and seasonality of earnings generated in our various U.S. and foreign jurisdictions. For 2007, our income tax provision differs from the U.S. federal statutory rate applied to our pretax losses due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.

     Income tax expense for the year ended December 30, 2006 increased $15.4 million from $7.2 million in 2005, after excluding the impact of the repatriation of certain foreign earnings of $37.8 million during 2005. The change in the effective income tax rate in 2006 from the 2005 rate of 8.3% is principally due to non-U.S. taxable earnings from operations decreasing by a larger relative percentage than the associated taxes, including the impact of the accrual for certain tax-related contingencies required to be provided on such earnings. For 2006 and 2005, our income tax provision differs from the U.S. federal statutory rate applied to our pretax income (loss) due to operations in foreign jurisdictions that are taxed at a rate lower than the U.S. federal statutory rate offset by the accrual for uncertain tax positions.
     During October 2004, the American Jobs Creation Act of 2004 was signed into law, adding Section 965 to the Internal Revenue Code. Section 965 provided a special one-time deduction of 85% of certain foreign earnings that were repatriated under a domestic reinvestment plan, as defined therein. The effective federal tax rate on any qualified foreign earnings repatriated under Section 965 was 5.25%. Taxpayers could elect to apply this provision to a qualified earnings repatriation made during calendar year 2005. During the second quarter of 2005, we repatriated $570 million of earnings from our foreign subsidiaries, of which approximately $489 million qualified for the 85% dividends received deduction under Section 965. A tax provision of approximately $37.8 million for the repatriation of certain foreign earnings was recorded as income tax for the year ended December 31, 2005.
     For 2007, 2006 and 2005, other than the taxes provided on the $570 million of repatriated foreign earnings, no U.S. taxes were provided on unremitted foreign earnings from operations because such earnings are intended to be indefinitely invested outside the U.S.
Equity in Earnings of Unconsolidated Subsidiaries
     Equity in earnings of unconsolidated subsidiaries for the year ended December 29, 2007 increased to $1.7 million from $0.2 million in 2006. The increase was primarily related to higher earnings generated by one of our European investments.
     Equity in earnings of unconsolidated subsidiaries for the year ended December 30, 2006 decreased to $0.2 million from $6.6 million in 2005. The decrease was primarily related to lower earnings generated by one of our European investments.
Segment Results of Operations
     During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations. Accordingly, the results of operations of the fresh-cut flowers segment are reflected as discontinued operations for all periods presented. As a result of this reclassification of the fresh-cut flowers segment, we now have three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.
     In the tables below, revenues from external customers and EBIT reflect only the results from continuing operations.

	2007	2006	2005
	(In thousands)
Revenues from external customers
Fresh fruit	$4,736,902	$3,968,963	$3,699,060
Fresh vegetables	1,059,401	1,082,416	1,083,227
Packaged foods	1,023,257	938,336	854,230
Corporate	1,252	1,148	1,049

	$6,820,812	$5,990,863	$5,637,566

EBIT
Fresh fruit	$170,598	$103,891	$204,234
Fresh vegetables	(21,725)	(7,301)	11,375
Packaged foods	78,492	91,392	87,495

Total operating segments	227,365	187,982	303,104
Corporate	(70,247)	(32,713)	(70,298)
Interest expense	(194,851)	(174,715)	(142,452)
Income taxes	(4,054)	(22,609)	(45,011)

Income (loss) from continuing operations, net of income taxes	$(41,787)	$(42,055)	$45,343

2007 Compared with 2006
Fresh Fruit
     Fresh fruit revenues in 2007 increased 19% to $4.7 billion from $4 billion in 2006. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and higher sales in the European ripening and distribution operation. Banana sales increased approximately $200 million due to improved volumes and higher pricing worldwide. European ripening and distribution sales were $528 million higher as result of increased volumes in Sweden, Spain and Eastern Europe as well as the October 2006 acquisition of the remaining 65% interest in JP Fresh, an importer and distributor of fresh produce in the United Kingdom. In addition, revenues benefited from higher sales of fresh pineapples in North America and Asia. The increase in fresh pineapple sales resulted from improved pricing worldwide and higher volumes sold in North America and Asia. Favorable foreign currency exchange movements in our foreign selling locations, primarily from the euro and Swedish krona, benefited revenues by approximately $163 million.
     Fresh fruit EBIT increased 64% to $170.6 million in 2007 from $103.9 million in 2006. EBIT increased due to improved banana earnings and the absence of restructuring costs recorded by Saba Trading AB (“Saba”) during 2006. Higher earnings in our banana operations were attributable to higher sales worldwide, which were partially offset by higher purchased fruit costs. EBIT also benefited by $9.1 million due to the final settlement of our property insurance claim associated with Hurricane Katrina. These increases were partially offset by lower fresh pineapples earnings due mainly to higher product, shipping and distribution costs and a $3.8 million impairment charge for farm assets in the Chilean deciduous fruit operations. If foreign currency exchanges rates, primarily in our fresh fruit foreign sourcing locations during 2007 had remained unchanged from those experienced in 2006, we estimate that fresh fruit EBIT would have been lower by approximately $16 million, excluding the impacts of hedging. Fresh fruit EBIT in 2007 included foreign currency hedge losses of $6 million, unrealized foreign currency exchange losses related to the vessel obligation of $1 million and realized foreign currency transaction gains of $7 million. In addition, fresh fruit EBIT benefited from fuel hedge gains of $5 million and $2 million related to the early settlement of Colombian peso hedges.
Fresh Vegetables
     Fresh vegetables revenues for 2007 decreased 2% to $1.06 billion from $1.08 billion. The decrease in revenues was primarily due to lower volumes sold in the North America and Asia commodity vegetables businesses, primarily for berries, lettuce, broccoli and asparagus, as well as lower surcharges in North America. These decreases were partially offset by improved pricing for commodity vegetables in both North America and Asia. In the packaged salads business, revenues were relatively unchanged as improved pricing was offset by lower volumes during the first half of 2007. Additional costs were incurred as a result of increased promotional activity, which were recorded as a reduction to revenues during 2007. Consumer demand in the packaged salads business experienced higher volumes in the later half of 2007 as the packaged salads category began to recover from the third quarter 2006 E. coli incident discussed later in this document. In an effort to increase demand in the packaged salads category, we continue to offer incentives to our customers and consumers.
     Fresh vegetables EBIT for 2007 was a loss of $21.7 million compared to a loss of $7.3 million in 2006. The decrease in EBIT was primarily due to higher manufacturing costs and general and administrative expenses in the packaged salads business due in part to the new salad plant in North Carolina. These decreases were partially offset by higher margins generated in the North America commodity vegetables business due to higher pricing for lettuce and celery.
Packaged Foods
     Packaged foods revenues for 2007 increased 9% to $1 billion from $938.3 million in 2006. The increase in revenues was primarily due to higher pricing and volumes of FRUIT BOWLS, fruit in plastic jars and packaged frozen food products, and higher volumes of canned juice sold in North America. Revenues also grew in Europe due to higher pricing and volumes of canned solid pineapple, higher pricing of FRUIT BOWLS and higher sales volumes of concentrate. Revenues in Asia were lower due primarily to the disposition of a small distribution company in the Philippines during the fourth quarter of 2006.

     Packaged foods EBIT in 2007 decreased to $78.5 million from $91.4 million in 2006. EBIT was impacted by higher product costs in both North America and Europe, which were driven by unfavorable foreign currency exchange rates in Thailand and the Philippines, where product is sourced. EBIT in Asia was impacted by lower sales and higher product costs. If foreign currency exchanges rates, in packaged foods sourcing locations, during 2007 had remained unchanged from those experienced in 2006, we estimate that packaged foods EBIT would have been higher by approximately $23 million. Packaged foods EBIT in 2007 included realized foreign currency transaction gains of $4 million partially offset by foreign currency hedge losses of $2 million. Packaged foods also settled early its Philippine peso hedges, which generated gains of $8.8 million.
Corporate
     Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2007 was a loss of $70.2 million compared to a loss of $32.7 million in 2006. EBIT decreased primarily due to a reduction in the gain generated on our cross currency swap of $22.7 million. In addition, there were higher general and administrative expenses compared to the prior year due primarily to additional legal costs. Corporate EBIT also included realized foreign currency transaction losses of $4 million.
2006 Compared with 2005
Fresh Fruit
     Fresh fruit revenues in 2006 increased 7% to $4 billion from $3.7 billion in 2005. The increase in fresh fruit revenues was primarily driven by higher worldwide sales of bananas and pineapples, higher sales in the European ripening and distribution operations and more Chilean deciduous fruit sold in North America. Higher banana sales resulted from improved volumes worldwide and higher pricing and surcharges for bananas sold in North America. Strong pineapple sales reflected higher sales volumes worldwide. Higher volumes of European bananas was made possible by the EU implementation of a new “tariff only” import fee effective January 1, 2006, which ended volume restrictions on Latin American imported bananas. The increase in sales of European bananas was partially offset by significantly lower pricing of bananas as a result of excess supply brought into the market by non-traditional sellers. European ripening and distribution sales also increased as a result of the October 2006 acquisition of JP Fresh. These factors were partially offset by lower sales volumes as a result of our ending a substantial portion of our commercial relationship with a significant customer of Saba.
     Fresh fruit EBIT decreased 49% to $103.9 million in 2006 from $204.2 million in 2005. Lower EBIT in our banana operations was primarily due to higher costs in Europe related to the new tariff system imposed by the EU and significantly lower local banana pricing in Europe. Additionally, EBIT decreased as a result of higher product costs that impacted worldwide banana operations and deciduous fruit sold in North America. EBIT was also impacted by restructuring costs of $12.8 million incurred by Saba. These factors were offset by higher pineapple EBIT due to increased worldwide volumes and lower advertising expenditures in Asia. If foreign currency exchanges rates, primarily in our fresh fruit foreign sourcing locations, during 2006 had remained unchanged from those experienced in 2005, we estimate that fresh fruit EBIT would have been higher by approximately $18 million, excluding the impact of hedging. Fresh fruit EBIT in 2006 included $10.6 million of an unrealized foreign currency exchange loss related to the vessel obligation and realized foreign currency transaction gains of $4 million.
Fresh Vegetables
     Fresh vegetables revenues of $1.1 billion for 2006 remained relatively unchanged from 2005. Higher pricing in the North America commodity vegetables business for lettuce, berries, celery, green onions, brussels sprouts and artichokes were offset by lower volumes and lower pricing in the packaged salads business. Sales of packaged salads decreased mainly as a result of the E. coli incident discussed below, which continued to impact consumer demand for the packaged salads category.

     Fresh vegetables EBIT for 2006 decreased to a loss of $7.3 million from earnings of $11.4 million in 2005. The decrease in EBIT was primarily due to lower sales volumes and higher product, distribution and marketing costs in the packaged salads business. These decreases were partially offset by higher earnings generated in the North America commodity vegetables business due to higher pricing and lower distribution and selling costs.
     On September 15, 2006, Natural Selection Foods LLC recalled all packaged fresh spinach that Natural Selection Foods produced and packaged with Best-If-Used-By dates from August 17 through October 1, 2006, because of reports of illness due to E. coli O157:H7 following consumption of packaged fresh spinach produced by Natural Selection Foods. These packages were sold under 28 different brand names, only one of which was ours. At that time, Natural Selection Foods produced and packaged all of our spinach items. On September 15, 2006, we announced that we supported the voluntary recall issued by Natural Selection Foods. We have no ownership or other economic interest in Natural Selection Foods. Since the recall, 2006 sales in the packaged salad category dropped by approximately 10%. This recall itself did not have a significant impact on our consolidated results of operations for the year ended December 30, 2006.
Packaged Foods
     Packaged foods revenues for 2006 increased 10% to $938.3 million from $854.2 million in 2005. The increase in revenues was primarily due to higher pricing and volumes of FRUIT BOWLS, canned solid pineapple and juice, higher volumes of fruit parfaits, fruit in plastic jars and packaged frozen food products sold in North America. Revenues also grew in Europe due to higher sales volumes of concentrate and FRUIT BOWLS. These benefits were partially offset by lower sales in Asia due to lower pricing of canned fruit products in Japan and the disposition of a small distribution company in the Philippines during the fourth quarter.
     Packaged foods EBIT in 2006 increased 4% to $91.4 million from $87.5 million in 2005. The increase in EBIT was primarily due to higher sales in North America related to FRUIT BOWLS, canned solid pineapple and juice, fruit parfaits, fruit in plastic jars and packaged frozen food products, partially offset by higher product and distribution costs in all markets. If foreign currency exchange rates, in the packaged foods sourcing locations, during 2006 had remained unchanged from those experienced in 2005, we estimate that packaged foods EBIT would have been higher by approximately $11 million.
Corporate
     Corporate EBIT includes general and administrative costs not allocated to the operating segments. Corporate EBIT in 2006 was a loss of $32.7 million compared to a loss of $70.3 million in 2005. The improvement in EBIT was primarily due to a decrease in debt-related expenses of $35.7 million when comparing the April 2006 debt refinancing transaction to the April 2005 refinancing and bond tender transactions. In addition, Corporate EBIT for 2006 included a gain of $24.8 million on our cross currency swap and $6.5 million on the settlement of the interest rate swap in April 2006. These increases to EBIT were partially offset by unrealized foreign currency exchange gains of $25.6 million related to the Yen loan incurred in 2005.
Discontinued Operations
     During the second quarter of 2008, we approved and committed to a formal plan to divest our fresh-cut flowers operations, and the first phase of the transaction closed early in the first quarter of 2009. In addition, during the fourth quarter of 2007, we approved and committed to a formal plan to divest our citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus for fiscal 2007, 2006 and 2005 were included in the fresh fruit operating segment. In evaluating the two businesses, we concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented.
     During the fourth quarter of 2006, we completed the sale of our Pacific Coast Truck Center (“Pac Truck”) business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. We received $15.3 million of net proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. In accordance with FAS 144, the sale of Pac Truck qualified for discontinued operations treatment. Accordingly, the historical results of operations of this business have been reclassified for all periods presented. The operating results of Pac Truck for fiscal 2006 and 2005 were included in the other operating segment.
     During the fourth quarter of 2005, we resolved a contingency related to the sale of Cervecería Hondureña, S.A. (“CH”), a Honduran corporation principally engaged in the beverage business in Honduras, which occurred in 2001. As a result, we realized income of $2 million, net of income taxes of $1.4 million. The income has been recorded as income from discontinued operations in our consolidated statement of operations for the year ended December 31, 2005. In a related transaction, we recorded $4.8 million in income from continuing operations resulting from the collection of a fully reserved receivable balance and interest income.
     The operating results of Fresh-cut flowers, Citrus, Pac Truck and CH for fiscal 2007, 2006 and 2005 are reported in the following table:

	Fresh-cut Flowers	Citrus	Pac Truck	CH	Total
	(In thousands)
2007
Revenues	$110,153	$13,586	$—	$—	$123,739
Income (loss) before income taxes	$(19,146)	$733	$—	$—	$(18,413)
Income taxes	2,994	(300)		—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$—	$228,452
Income (loss) before income taxes	$(57,001)	$3,767	$397	$—	$(52,837)
Income taxes	4,379	(1,765)	(163)	—	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$—	$(50,386)

Gain on disposal of discontinued operations, net of income taxes	$—	$—	$2,814	$—	$2,814

2005
Revenues	$171,259	$17,960	$43,826	$—	$233,045
Income (loss) before income taxes	$(5,094)	$493	$355	$3,463	$(783)
Income taxes	836	(182)	(164)	(1,420)	(930)

Income (loss) from discontinued operations, net of income taxes	$(4,258)	$311	$191	$2,043	$(1,713)

Fresh-cut flowers
2007 Compared with 2006
     Fresh-cut flowers revenues in 2007 decreased to $110.2 million from $160.1 million in 2006. The decrease in revenues was due primarily to lower sales volumes related to changes in the customer base and product offerings attributable to the implementation of the 2006 restructuring plan. Volumes were also impacted by lower productivity yields due to adverse weather conditions that were experienced in Colombia, where product is sourced. Beginning in July 2007, revenues were further impacted by a significant customer reducing our floral purchases from the industry. These factors were partially offset by higher pricing.
     Fresh-cut flowers loss before income taxes in 2007 improved to a loss of $19.1 million from a loss of $57 million in 2006. The lower loss is primarily due to the absence of restructuring-related and asset impairment charges recorded in 2006 of $29 million. Lower shipping expenses, due in part to the renegotiation of an airfreight contract, also contributed to the improvement of the loss. These improvements were partially offset by higher product costs resulting from damage to roses in Colombia caused by adverse weather conditions. If foreign currency exchange rates, in the Fresh-cut flowers sourcing locations during 2007 had remained unchanged from those experienced in 2006, we estimate that our Fresh-cut flowers loss before taxes would have been lower by approximately $7 million, excluding the impacts of hedging. Fresh-cut flowers also benefited from foreign currency hedge gains of $4 million and $2 million related to the early settlement of the Colombian peso hedges.

2006 Compared with 2005
     Fresh-cut flowers revenues in 2006 decreased to $160.1 million from $171.3 million in 2005. The decrease was primarily due to lower sales volumes during the second half of the year associated with changes in the customer base related to the implementation of the third quarter restructuring plan, partially offset by higher overall pricing and additional sales generated from the Valentine’s Day holiday.
     Fresh-cut flowers loss before income taxes in 2006 decreased to a loss of $57 million from a loss of $5.1 million in 2005. The decrease is primarily due to $29 million of restructuring-related and asset impairment charges, together with higher crop growing costs and higher third party flower purchases.
Fresh-cut flowers Restructuring
     During the third quarter of 2006, we restructured our Fresh-cut flowers division (“DFF”) to better focus on high-value products and flower varieties, and position the business unit for future growth. In connection with the restructuring, DFF ceased its farming operations in Ecuador and closed two farms in Colombia and downsized other Colombian farms.
     DFF incurred total costs of $30.1 million related to this initiative, of which $7.5 million relates to cash restructuring costs and $22.6 million to non-cash impairment charges associated with the write-off of certain long-lived assets, intangible assets and inventory. The $7.5 million of restructuring costs relates to land clearing costs and employee severance costs which impacted approximately 2,500 employees. The $22.6 million charge relates to the impairment and write-off of the following assets: trade names ($4.9 million), deferred crop growing costs ($8.5 million), property, plant and equipment ($8.4 million), and inventory ($0.8 million). Of the $30.1 million incurred, $1.1 million was incurred during 2007 and $29 million was incurred during 2006. The $1.1 million related to land clearing costs and employee severance. As a result of the reclassification of the fresh-cut flowers segment to discontinued operations, the costs described above have been included in losses from discontinued operations in the consolidated statements of operations for 2007 and 2006. At December 29, 2007, all of the restructuring costs had been paid.
Liquidity and Capital Resources at December 29, 2007
     Cash flows provided by operating activities were $46.3 million in 2007 compared to cash flows provided by operating activities of $15.9 million in the prior year. The increase was primarily due to a lower net loss during 2007 and higher levels of accounts payable partially offset by higher levels of accounts receivable and an increase in the investment in inventory. Higher accounts payable was attributable to the timing of payments to suppliers and growers and additional inventory-related purchases. The increase in inventory was driven mainly by a build up in finished goods inventory in the packaged foods segment in anticipation of 2008 sales and the impact of higher product costs. In addition, there were higher crop growing costs in the fresh fruit segment due to the timing of plantings. Cash flows provided by operations in 2006 were $15.9 million compared to cash flows provided by operating activities of $72.6 million in 2005. The decrease was primarily due to the net loss in 2006 and lower levels of accounts payable partially offset by lower levels of inventory. The decrease in accounts payable was attributable to the timing of payments to suppliers and growers. The reduction in inventory was driven mainly by lower inventory requirements in the packaged foods segment.
     Cash flows used in investing activities decreased to $61.4 million in 2007 from $117 million in the prior year. The decrease in cash outflow during 2007 was primarily due to $30.5 million of cash proceeds received on the sale of land parcels in central California by two limited liability companies in which we are a majority owner, $11 million of cash proceeds received on sales of other assets and lower levels of capital expenditures of $18.2 million. Cash flows used in investing activities in 2006 decreased to $117 million from $164.3 million in 2005. The decrease in cash outflow during 2006 was due to less cash spent on acquisitions, lower capital expenditures of $6.4 million and higher cash proceeds of $12.1 million received from the sales of a business and other assets. In 2006, we acquired the remaining 65% of JP Fresh we did not already own for $22.7 million, net of cash acquired, compared to the 2005 acquisition of the minority interest in Saba for $47.1 million.

     Cash flows provided by financing activities decreased to $16 million in 2007 from $142.8 million in the prior year. The decrease was primarily due to lower current year borrowings, net of repayments of $26.5 million versus 2006 net borrowings of $339.4 million and the absence of an equity contribution of $28.4 million made by Dole Holding Company, LLC, our immediate parent (“DHC”) during 2006. These items were partially offset by the absence of $163.7 million of dividends paid to DHC during 2006 as well as a net return of capital payment to DHC of $31 million. Cash flows provided by financing activities in 2006 increased to $142.8 million from $69.9 million in 2005. The increase during 2006 was primarily due to higher 2006 net borrowings of $339.4 million compared to 2005 net borrowings of $150 million. This increase was offset by higher dividend payments of $86.4 million and a net return of capital payment of $31 million to DHC during 2006.
     At December 29, 2007, we had total outstanding long-term borrowings of $2.4 billion, consisting primarily of $1.1 billion of unsecured senior notes and debentures due 2009 through 2013 and $1.2 billion of secured debt (consisting of revolving credit and term loan facilities and capital lease obligations).
Capital Contributions and Return of Capital
     There were no capital contributions or return of capital transactions during 2007.
     On March 3, 2006, DHM Holding Company, Inc. (“HoldCo”) executed a $150 million senior secured term loan agreement. In March 2006, HoldCo contributed $28.4 million to its wholly-owned subsidiary, DHC, our immediate parent, which contributed the funds to us. As planned, in October 2006, we declared a cash capital repayment of $28.4 million to DHC, returning the $28.4 million capital contribution made by DHC in March 2006. We repaid this amount during the fourth quarter of 2006.
     On October 4, 2006, we loaned $31 million to DHC, which then dividended the funds to HoldCo for contribution to Westlake Wellbeing Properties, LLC. In connection with this funding, an intercompany loan agreement was entered into between DHC and us. DHC has no operations and would need to repay the loan with a dividend from us, a contribution from HoldCo, or through a financing transaction. It is currently anticipated that amounts under the intercompany loan agreement will be replaced with dividend proceeds or, the loan will be forgiven in the future. We have accounted for the intercompany loan as a distribution of additional paid-in capital.
Debt Refinancing
     In April, 2006, we completed another amendment and restatement of our senior secured credit facilities. The purposes of this refinancing included increasing the combined size of our revolving credit and letter of credit facilities, eliminating certain financial maintenance covenants, realizing currency gains arising out of our then existing yen-denominated term loan and refinancing of the higher-cost bank indebtedness of DHC at the lower-cost Dole Food Company, Inc. level. We obtained $975 million of term loan facilities and $100 million in a pre-funded letter of credit facility. The proceeds of the term loans were used to repay the then outstanding term loans and revolving credit facilities, as well as pay a dividend of $160 million to DHC, which proceeds were used to repay its Second Lien Senior Credit Facility.
     In addition, we entered into a new asset based revolving credit facility (“ABL revolver”) of $350 million. The facility is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility.
     As of December 29, 2007, the ABL revolver borrowing base was $314.6 million and the amount outstanding under the ABL revolver was $176.4 million. After taking into account approximately $4.3 million of outstanding letters of credit issued under the ABL revolver, we had approximately $133.9 million available for borrowings as of December 29, 2007. Amounts outstanding under the term loan facilities were $960.4 million at December 29, 2007. In addition, we had approximately $91.8 million of letters of credit and bank guarantees outstanding under our pre-funded letter of credit facility at December 29, 2007.
     Refer to Note 11 in the notes to the consolidated financial statements for additional details of our outstanding debt.

     In addition to amounts available under the revolving credit facility, our subsidiaries have uncommitted lines of credit of approximately $187.3 million at various local banks, of which $98.5 million was available at December 29, 2007. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of our uncommitted lines of credit expire in 2008 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by us or the banks. Our ability to utilize these lines of credit is limited under the terms of our senior secured credit facilities and bond indentures.
     We believe that available borrowings under the revolving credit facility and subsidiaries’ uncommitted lines of credit, together with our existing cash balance of $97.1 million at December 29, 2007, future cash flow from operations and access to capital markets will enable us to meet our working capital, capital expenditure, debt maturity and other commitments and funding requirements. Factors impacting our cash flow from operations include such items as commodity prices, interest rates and foreign currency exchange rates, among other things.
Contractual Obligations and Other Obligations
     The following table summarize our contractual obligations and commitments at December 29, 2007:

	Payments Due by Period
	Less Than 1 Year	1-2 Years	3-4 Years	After 4 Years	Total
	(In thousands)
Contractual obligations:
Fixed rate debt	$—	$750,000	$200,000	$155,000	$1,105,000
Variable rate debt	9,810	20,192	195,802	913,616	1,139,420
Notes payable	81,018	—	—	—	81,018
Capital lease obligations	4,361	7,755	7,806	66,037	85,959
Non-cancelable operating lease commitments	122,728	150,678	86,107	102,695	462,208
Purchase obligations	752,058	785,373	322,741	73,578	1,933,750
Minimum required pension funding	22,738	48,696	45,073	83,882	200,389
Postretirement benefit payments	5,782	11,769	11,707	26,753	56,011
Interest payments on fixed and variable rate debt	166,205	262,259	155,050	56,734	640,248

Total contractual cash obligations	$1,164,700	$2,036,722	$1,024,286	$1,478,295	$5,704,003

Long-Term Debt
     Details of amounts included in long-term debt can be found in Note 11 in the notes to the consolidated financial statements. The table assumes that long-term debt is held to maturity. The variable rate maturities include amounts payable under our senior secured credit facilities.
Capital Lease Obligations
     Our capital lease obligations include $83.4 million related to two vessel leases. The obligations under these leases, which continue through 2024, are denominated in British pound sterling. The lease payment commitments are presented in U.S. dollars at the exchange rate in effect on December 29, 2007 and therefore will change as foreign currency exchange rates fluctuate.
Operating Lease Commitments
     We have obligations under cancelable and non-cancelable operating leases, primarily for land, as well as for certain equipment and office facilities. The leased assets are used in our operations where leasing offers advantages of operating flexibility and is less expensive than alternate types of funding. A significant portion of our operating lease payments are fixed. Lease payments are charged to operations, primarily through cost of products sold. Total rental expense, including rent related to cancelable and non-cancelable leases, was $169.2 million, $153 million and $130 million (net of sublease income of $16.6 million, $16.4 million and $15.9 million) for 2007, 2006 and 2005, respectively.
     We modified the terms of our corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from 2010 to 2018. Our corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018. We do not currently anticipate any future payments related to this residual value guarantee.

Purchase Obligations
     In order to secure sufficient product to meet demand and to supplement our own production, we enter into non-cancelable agreements with independent growers, primarily in Latin America, to purchase substantially all of their production subject to market demand and product quality as well as with food manufacturers. Prices under these agreements are generally fixed and contract terms range from one to sixteen years. Total purchases under these agreements were $564.5 million, $474.5 million and $433.4 million for 2007, 2006 and 2005, respectively.
     In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, we enter into contracts with certain suppliers for the purchase of packing supplies, as defined in the respective agreements, over periods of up to three years. Purchases under these contracts for 2007, 2006 and 2005 were approximately $272.7 million, $207.6 million and $227.3 million, respectively.
     We also have an airfreight contract with a company to transport product from Latin America to the United States. Payments under this contract were $17.6 million $22.4 million and $18.9 million for 2007, 2006 and 2005, respectively. The contract expires in 2011.
Interest payments on fixed and variable rate debt
     Commitments for interest expense on debt, including capital lease obligations, were determined based on anticipated annual average debt balances, after factoring in mandatory debt repayments. Interest expense on variable-rate debt has been based on the prevailing interest rates at December 29, 2007. For the secured term loan facilities, interest payment reflects the impact of both the interest rate swap and cross currency swap. No interest payments were calculated on the notes payable due to the short term nature of these instruments. The unsecured notes and debentures as well as the secured term loans and revolving credit facility mature at various times between 2009 and 2013. We did not calculate future interest payments on these obligations after their maturity.
Other Obligations and Commitments
     We have obligations with respect to our pension and other postretirement benefit (“OPRB”) plans (Note 12 in the notes to the consolidated financial statements). During 2007, we contributed $6.6 million to our qualified U.S. pension plan, which included voluntary contributions above the minimum requirements for the plan. We expect to make contributions of $8 million to our U.S. qualified plan during 2008. We also have nonqualified U.S. and international pension and OPRB plans. During 2007, we made payments of $18.7 million related to these pension and OPRB plans. We expect to make payments related to our other U.S. and foreign pension and OPRB plans of $20.5 million in 2008. The table includes pension and other postretirement payments through 2018, as is disclosed in Note 12 in the notes to the consolidated financial statements.
     We have numerous collective bargaining agreements with various unions covering approximately 33% of our hourly full-time and seasonal employees. Of the unionized employees, 25% are covered under a collective bargaining agreement that will expire in 2008 and the remaining 75% are covered under collective bargaining agreements expiring after 2008. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however our management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on our financial condition or results of operations.
     We had approximately $269 million of total gross unrecognized tax benefits based on Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”). The timing of any payments which could result from these unrecognized tax benefits will depend on a number of factors, and accordingly, the amount and period of any future payments cannot be reasonably estimated. We do not expect a significant tax payment related to these obligations within the next year.
Guarantees, Contingencies and Debt Covenants

     We are a guarantor of indebtedness of some of our key fruit suppliers and other entities integral to our operations. At December 29, 2007, guarantees of $3.5 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply us with product. We have not historically experienced any significant losses associated with these guarantees.
     We issue letters of credit and bank guarantees through our ABL revolver and our pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. We also provide insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of December 29, 2007, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $141 million, of which $4.3 million were issued under our pre-funded letter of credit facility.
     We also provide various guarantees, mostly to foreign banks, in the course of our normal business operations to support the borrowings, leases and other obligations of our subsidiaries. We guaranteed $217.1 million of our subsidiaries’ obligations to our suppliers and other third parties as of December 29, 2007.
     We have change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of the Company.
     As disclosed in Note 17 in the notes to the consolidated financial statements, we are subject to legal actions, most notably related to our prior use of the agricultural chemical dibromochloropropane, or “DBCP”. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on our business, financial condition or results of operations.
     Provisions under the senior secured credit facilities and the indentures to the senior notes and debentures require us to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. We could borrow approximately an additional $205 million at December 29, 2007 and remain within our covenants. At December 29, 2007, we were in compliance with all applicable covenants contained in the indentures and senior secured credit facilities.
Critical Accounting Policies and Estimates
     The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect reported amounts. These estimates and assumptions are evaluated on an ongoing basis and are based on historical experience and on other factors that management believes are reasonable. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies.
     We believe that the following represent the areas where more critical estimates and assumptions are used in the preparation of the consolidated financial statements. Refer to Note 2 in the notes to the consolidated financial statements.
     Application of Purchase Accounting: We make strategic acquisitions of entities to enhance our product portfolio and to leverage the DOLE brand. These acquisitions require the application of purchase accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. This results in tangible and identifiable intangible assets and liabilities of the acquired entity being recorded at fair value. The difference between the purchase price and the fair value of net assets acquired is recorded as goodwill.
     In determining the fair values of assets and liabilities acquired in a business combination, we use a variety of valuation methods including present value, depreciated replacement cost, market values (where available) and selling prices less costs to dispose. Valuations are performed by either independent valuation specialists or by our management, where appropriate.

     Assumptions must often be made in determining fair values, particularly where observable market values do not exist. Assumptions may include discount rates, growth rates, cost of capital, royalty rates, tax rates and remaining useful lives. These assumptions can have a significant impact on the value of identifiable assets and accordingly can impact the value of goodwill recorded. Different assumptions could result in materially different values being attributed to assets and liabilities. Since these values impact the amount of annual depreciation and amortization expense, different assumptions could also significantly impact our statement of operations and could impact the results of future impairment reviews.
     Grower Advances: We make advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. We monitor these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. These estimates require significant judgment because of the inherent risks and uncertainties underlying the growers’ ability to repay these advances. These factors include weather-related phenomena, government-mandated fruit prices, market responses to industry volume pressures, grower competition, fluctuations in local interest rates, economic crises, security risks in developing countries, political instability, outbreak of plant disease, inconsistent or poor farming practices of growers, and foreign currency fluctuations. The aggregate amounts of grower advances made during fiscal years 2007, 2006 and 2005 were approximately $172.4 million, $156.5 million and $148 million, respectively. Net grower advances receivable were $51.8 million and $39.4 million at December 29, 2007 and December 30, 2006, respectively.
     Long-Lived Assets: Our long-lived assets consist of 1) property, plant and equipment and amortized intangibles and 2) goodwill and indefinite-lived intangible assets.
     1) Property, Plant and Equipment and Amortized Intangibles: We depreciate property, plant and equipment and amortize intangibles principally by the straight-line method over the estimated useful lives of these assets. Estimates of useful lives are based on the nature of the underlying assets as well as our experience with similar assets and intended use. Estimates of useful lives can differ from actual useful lives due to the inherent uncertainty in making these estimates. This is particularly true for our significant long-lived assets such as land improvements, buildings, farming machinery and equipment, vessels and customer relationships. Factors such as the conditions in which the assets are used, availability of capital to replace assets, frequency of maintenance, changes in farming techniques and changes to customer relationships can influence the useful lives of these assets. Refer to Notes 9 and 10 in the notes to the consolidated financial statements for a summary of useful lives by major asset category and for further details on our intangible assets, respectively. We incurred depreciation expense of approximately $151.1 million, $144.8 million and $137.9 million in 2007, 2006 and 2005, respectively, and amortization expense of approximately $4.5 million, $4.5 million and $11.9 million in fiscal 2007, 2006 and 2005, respectively.
     We review property, plant and equipment and amortizable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated total undiscounted future cash flows directly associated with the asset is compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to the discounted expected future cash flows expected to result from the use of the asset and its eventual disposition or comparable market values, depending on the nature of the asset. Changes in commodity pricing, weather-related phenomena and other market conditions are events that have historically caused us to assess the carrying amount of its long-lived assets.
     2) Goodwill and Indefinite-Lived Intangible Assets: Our indefinite-lived intangible assets consist of the DOLE brand trade name, with a carrying value of $689.6 million. In determining whether intangible assets have indefinite lives, we consider the expected use of the asset, legal or contractual provisions that may limit the life of the asset, length of time the intangible has been in existence, as well as competitive, industry and economic factors. The determination as to whether an intangible asset is indefinite-lived or amortizable could have a significant impact on our statement of operations in the form of amortization expense and potential future impairment charges.

     Goodwill and indefinite-lived intangible assets are tested for impairment annually and whenever events or circumstances indicate that an impairment may have occurred. Indefinite-lived intangibles are tested for impairment by comparing the fair value of the asset to the carrying value.
     Goodwill is tested for impairment by comparing the fair value of a reporting unit with its net book value including goodwill. The fair value of reporting units is determined using a discounted cash flow methodology, which requires making estimates and assumptions including pricing and volumes, industry growth rates, future business plans, profitability, tax rates and discount rates. If the fair value of the reporting unit exceeds its carrying amount, then goodwill of that reporting unit is not considered to be impaired. If the carrying amount of the reporting unit exceeds its fair value, then the implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination is determined. An impairment loss is recognized if the implied fair value of goodwill exceeds its carrying amount. Changes to assumptions and estimates can significantly impact the fair values determined for reporting units and the implied value of goodwill, and consequently can impact whether or not an impairment charge is recognized, and if recognized, the size thereof. Management believes that the assumptions used in our annual impairment review are appropriate.
     Income Taxes: Deferred income taxes are recognized for the income tax effect of temporary differences between financial statement carrying amounts and the income tax bases of assets and liabilities. Our provision for income taxes is based on domestic and international statutory income tax rates in the jurisdictions in which we operate. We regularly review our deferred income tax assets to determine whether future taxable income will be sufficient to realize the benefits of these assets. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In the event it is determined that we will not be able to realize our net deferred tax assets in the future, we will reduce such amounts through a charge to income in the period such determination is made. Conversely, if it is determined that we will be able to realize deferred tax assets in excess of the carrying amounts, we will decrease the recorded valuation allowance through a credit to income or a credit to goodwill in the period that such determination is made.
     Significant judgment is required in determining income tax provisions under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, and in evaluating tax positions. We believe our tax positions comply with the applicable tax laws and that we have adequately provided for all tax related matters. We establish additional provisions for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum probability threshold, as defined by FIN 48, which is a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, we and our subsidiaries are examined by various Federal, State and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a revision become known.
     Refer to Note 6 in the notes to the consolidated financial statements for additional information about our income taxes.
     Pension and Other Postretirement Benefits: We have qualified and nonqualified defined benefit pension plans covering some of our full-time employees. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for hourly plans, which are based on negotiated benefits. In addition to pension plans, we have OPRB plans that provide health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age. Pension and OPRB costs and obligations are calculated based on actuarial assumptions including discount rates, health care cost trend rates, compensation increases, expected return on plan assets, mortality rates and other factors.

     Pension obligations and expenses are most sensitive to the expected return on pension plan assets and discount rate assumptions. OPRB obligations and expenses are most sensitive to discount rate assumptions and health care cost trend rates. We determine the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years. This expectation is based, in part, on the actual returns achieved by our pension plans over the prior ten-year period. We also consider the weighted-average historical rates of return on securities with similar characteristics to those in which our pension assets are invested. In the absence of a change in our asset allocation or investment philosophy, this estimate is not expected to vary significantly from year to year. Our 2007 and 2006 pension expense was determined using an expected rate of return on U.S. plan assets of 8% and 8.25%, respectively. Our 2008 pension expense will be determined using an expected rate of return on U.S. plan assets of 8%. At December 29, 2007, our U.S. pension plan investment portfolio was invested approximately 57% in equity securities, 41% in fixed income securities and 2% in private equity and venture capital funds. A 25 basis point change in the expected rate of return on pension plan assets would impact annual pension expense by $0.6 million.
     Our U.S. pension plan’s discount rate of 6.25% in 2007 and 5.75% in 2006 was determined based on a hypothetical portfolio of high-quality, non-callable, zero-coupon bond indices with maturities that approximate the duration of the liabilities in our pension plans. A 25 basis point decrease in the assumed discount rate would increase the projected benefit obligation by $6.9 million and increase the annual expense by $0.3 million.
     Our foreign pension plans’ weighted average discount rate was 7.52% and 6.61% for 2007 and 2006, respectively. A 25 basis point decrease in the assumed discount rate of the foreign plans would increase the projected benefit obligation by approximately $4.7 million and increase the annual expense by approximately $0.3 million.
     While management believes that the assumptions used are appropriate, actual results may differ materially from these assumptions. These differences may impact the amount of pension and other postretirement obligations and future expenses. Refer to Note 12 in the notes to the consolidated financial statements for additional details of our pension and other postretirement benefit plans.
Recently Adopted and Recently Issued Accounting Pronouncements
     See Note 2 in the notes to the consolidated financial statements for information regarding our adoption of new accounting pronouncements and recently issued accounting pronouncements as of December 29, 2007.
Other Matters
European Union Banana Import Regime
     On January 1, 2006, the EU implemented a “tariff only” import regime for bananas. The 2001 EC/U.S. Understanding on Bananas required the EU to implement a tariff only banana import system on or before January 1, 2006, and the EU’s banana regime change was therefore expected by that date.
     Banana imports from Latin America are subject to a tariff of 176 euro per metric ton for entry into the EU market. Under the EU’s previous banana regime, banana imports from Latin America were subject to a tariff of 75 euro per metric ton and were also subject to import license requirements and volume quotas. License requirements and volume quotas had the effect of limiting access to the EU banana market.
     Although all Latin bananas are subject to a tariff of 176 euro per metric ton, up to 775,000 metric tons of bananas from African, Caribbean, and Pacific (“ACP”) countries may be imported to the EU duty-free. This preferential treatment of a zero tariff on up to 775,000 tons of ACP banana imports, as well as the 176 euro per metric ton tariff applied to Latin banana imports, has been challenged by Panama, Honduras, Nicaragua, and Colombia in consultation proceedings at the World Trade Organization (“WTO”). In addition, both Ecuador and the United States formally requested the WTO Dispute Settlement Body (“DSB”) to appoint panels to review the matter. In preliminary rulings on December 10, 2007 and February 6, 2008, the DSB has ruled against the EU and in favor of Ecuador and the United States, respectively. The DSB publicly issued a final ruling maintaining its preliminary findings in favor of Ecuador on April 7, 2008 and publicly issued its final ruling in favor of the United States on May 19, 2008.

     The DSB adopted the compliance panel reports in favor of Ecuador and the United States on August 29, 2008, and the EU has notified the WTO that it will appeal. The EU has until October 28, 2008 (60 days from the adoption of the panel reports) in which to file its appeal.
     The current tariff applied to Latin banana imports may be lowered and the ACP preference of a zero tariff may be affected depending on the final outcome of current negotiations and/or ongoing WTO proceedings. We encourage efforts to lower the tariff through ongoing negotiations with the EU and believe that the potential effects from a possible eventual resolution of this banana tariff dispute cannot yet be determined.
Impact of Hurricane Katrina
     During the third quarter of 2005, our operations in the Gulf Coast area of the United States were impacted by Hurricane Katrina. Our fresh fruit division utilizes the Gulfport, Mississippi port facility to receive and store product from our Latin American operations. The Gulfport facility, which is leased from the Mississippi Port Authority, incurred significant damage from Hurricane Katrina. As a result of the damage sustained at the Gulfport terminal, we diverted shipments to other of our port facilities including Freeport, Texas; Port Everglades, Florida; and Wilmington, Delaware. We resumed discharging shipments of fruit and other cargo in Gulfport at the beginning of the fourth quarter of 2005. The rebuilding of our Gulfport facility was completed during 2007.
     The financial impact to our fresh fruit operations included the loss of cargo and equipment, property damage and additional costs associated with re-routing product to other ports in the region. Equipment that was destroyed or damaged included refrigerated and dry shipping containers, as well as chassis and generator-sets used for land transportation of the shipping containers. We maintain customary insurance for our property, including shipping containers, as well as for business interruption.
     The Hurricane Katrina related expenses, insurance proceeds and net gain (loss) on the settlement of the claims for 2007, 2006, and 2005 are as follows:

	2007	2006	2005	Cumulative
	(In thousands)
Total Cargo and Property Policies:
Expenses	$(551)	$(1,768)	$(10,088)	$(12,407)
Insurance proceeds	9,607	8,004	6,000	23,611

Net gain (loss)	$9,056	$6,236	$(4,088)	$11,204

     Total expenses of $12.4 million include direct incremental expenses of $6. 1 million, write-offs of owned assets with a net book value of $4.1 million and leased assets of $2.2 million representing amounts due to lessors. We settled all of our cargo claims for $9.2 million in December 2006 and, as a result, recognized a gain of $5.2 million in 2006. In December 2007, we settled all of our property claims for $14.4 million. We realized a gain of $9.1 million in 2007 associated with the settlement of our property claims, of which $5.2 million was for the reimbursement of lost and damaged property. The realized gains associated with the settlements of both the cargo and property claims are recorded in cost of products sold in the consolidated statement of operations in 2007 and 2006.
Restructurings and Related Asset Impairments
     During the first quarter of 2006, the commercial relationship substantially ended between our wholly-owned subsidiary, Saba, and Saba’s largest customer. Saba is a leading importer and distributor of fruit, vegetables and flowers in Scandinavia. Saba’s financial results are included in the fresh fruit reporting segment. We restructured certain lines of Saba’s business and as a result, incurred $12.8 million of total related costs. Of the $12.8 million incurred during the year ended December 30, 2006, $9 million was recorded in cost of products sold and $3.8 million in selling, marketing, and general and administrative expenses in the consolidated statement of operations. Total restructuring costs included $9.9 million of employee severance costs which impacted 275 employees, $2.4 million of contractual lease obligations as well as $0.5 million of fixed asset write-offs. At December 29, 2007, all of the restructuring costs had been paid.
     In connection with our ongoing farm optimization programs in Asia, $2.8 million and $6.7 million of crop-related costs were written-off during the 2007 and 2006, respectively. These non-cash charges have been recorded in cost of products sold in the consolidated statements of operations.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF DOLE FOOD COMPANY, INC.
AND SUBSIDIARIES

Audited Financial Statements for the Three Years Ended December 29, 2007:
Report of Independent Registered Public Accounting Firm	19
Consolidated Statements of Operations for the Years Ended December 29, 2007, December 30, 2006 and December 31, 2005	20
Consolidated Balance Sheets as of December 29, 2007 and December 30, 2006	21
Consolidated Statements of Cash Flows for the Years Ended December 29, 2007, December 30, 2006 and December 31, 2005	22
Consolidated Statements of Shareholders’ Equity for the Years Ended December 29, 2007, December 30, 2006 and December 31, 2005	24
Notes to Consolidated Financial Statements	25
Supplementary Data:
Quarterly Financial Information (Unaudited)	73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholder of Dole Food Company, Inc.:
     We have audited the accompanying consolidated balance sheets of Dole Food Company, Inc. and subsidiaries (the “Company”) as of December 29, 2007 and December 30, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years ended December 29, 2007, December 30, 2006, and December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 29, 2007 and December 30, 2006, and the results of its operations and its cash flows for the years ended December 29, 2007, December 30, 2006, and December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 2 to the consolidated financial statements, the Company adopted, effective at the beginning of its fiscal 2007 year, new accounting standards for uncertainty in income taxes and planned major maintenance activities, and effective December 30, 2006, a new accounting standard for retirement benefits.
Deloitte & Touche LLP
Los Angeles, California
March 10, 2008
(February 27, 2009 as to the reclassification of the fresh-cut flowers operation as a discontinued operation and the related reclassification of segment information as described in Notes 3, 14 and 21)

DOLE FOOD COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 29, 2007, December 30, 2006 and December 31, 2005

	2007	2006	2005
	(In thousands)
Revenues, net	$6,820,812	$5,990,863	$5,637,566
Cost of products sold	(6,189,938)	(5,420,502)	(4,962,573)

Gross margin	630,874	570,361	674,993
Selling, marketing and general and administrative expenses	(481,590)	(434,383)	(446,422)

Operating income	149,284	135,978	228,571
Other income (expense), net	1,848	15,176	(5,353)
Interest income	7,525	7,140	5,949
Interest expense	(194,851)	(174,715)	(142,452)

Income (loss) from continuing operations before income taxes, minority interests and equity earnings	(36,194)	(16,421)	86,715
Income taxes	(4,054)	(22,609)	(45,011)
Minority interests, net of income taxes	(3,235)	(3,202)	(2,987)
Equity in earnings of unconsolidated subsidiaries	1,696	177	6,626

Income (loss) from continuing operations	(41,787)	(42,055)	45,343
Loss from discontinued operations, net of income taxes	(15,719)	(50,386)	(1,713)
Gain on disposal of discontinued operations, net of income taxes	—	2,814	—

Net income (loss)	$(57,506)	$(89,627)	$43,630

DOLE FOOD COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
As of December 29, 2007 and December 30, 2006

	2007	2006
	(In thousands,
	except share data)
ASSETS
Cash and cash equivalents	$97,061	$92,414
Receivables, net of allowances of $61,720 and $62,632, respectively	839,153	745,730
Inventories	750,675	661,552
Prepaid expenses	71,296	65,388
Deferred income tax assets	12,085	66,606
Assets held-for-sale	76,244	31,588

Total current assets	1,846,514	1,663,278
Investments	69,336	62,736
Property, plant and equipment, net of accumulated depreciation of $980,390 and $840,891, respectively	1,340,139	1,461,961
Goodwill	509,518	545,740
Intangible assets, net	721,790	726,689
Other assets, net	155,587	151,952

Total assets	$4,642,884	$4,612,356

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$542,959	$454,685
Accrued liabilities	514,584	472,288
Current portion of long-term debt	14,171	14,455
Notes payable	81,018	34,129

Total current liabilities	1,152,732	975,557
Long-term debt	2,316,208	2,315,597
Deferred income tax liabilities	277,824	346,595
Other long-term liabilities	541,234	608,191
Minority interests	29,878	25,333
Commitments and contingencies (Notes 15 and 17)
Shareholders’ equity
Common stock — $0.001 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	409,907	409,032
Retained deficit	(84,883)	(53,812)
Accumulated other comprehensive loss	(16)	(14,137)

Total shareholders’ equity	325,008	341,083

Total liabilities and shareholders’ equity	$4,642,884	$4,612,356

DOLE FOOD COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 29, 2007, December 30, 2006 and December 31, 2005

	2007	2006	2005
	(In thousands)
Operating Activities
Net income (loss)	$(57,506)	$(89,627)	$43,630
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	155,605	149,347	149,809
Unrealized foreign currency exchange (gains) losses	31,473	(10,671)	(41,503)
Asset write-offs, impairments and net (gain) loss on sale of assets	6,826	20,760	(8,214)
Minority interests and equity earnings, net	1,939	5,356	(3,382)
Amortization of debt issuance costs	4,106	4,411	5,919
Write-off of debt issuance costs	—	8,133	10,722
Provision for deferred income taxes	(35,932)	(23,151)	(31,918)
Pension and other postretirement benefit plan expense	19,539	15,383	19,760
Loss on early retirement of debt	—	—	33,047
Gain on settlement of Hurricane Katrina	(5,200)	—	—
Other	505	2,062	3,799
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Receivables	(67,747)	(49,665)	(41,837)
Inventories	(96,992)	(47,859)	(120,342)
Prepaid expenses and other assets	(9,178)	(3,040)	(16,662)
Accounts payable	81,263	(4,613)	76,218
Accrued liabilities	25,660	27,136	(19,614)
Other long-term liabilities	(8,039)	11,959	13,157

Cash flow provided by operating activities	46,322	15,921	72,589
Investing Activities
Proceeds from sales of assets	41,718	14,963	11,729
Proceeds from sales of investments and businesses, net of cash disposed	—	16,310	7,402
Hurricane Katrina insurance proceeds	5,200	—	—
Acquisitions and investments, net of cash acquired	—	(22,950)	(51,460)
Capital additions	(106,821)	(125,056)	(131,495)
Repurchase of common stock in going-private merger transaction	(1,480)	(267)	(499)

Cash flow used in investing activities	(61,383)	(117,000)	(164,323)
Financing Activities
Short-term debt borrowings	119,389	101,381	18,183
Short-term debt repayments	(91,176)	(52,872)	(26,616)
Long-term debt borrowings, net of debt issuance costs	1,167,530	2,260,545	1,575,869
Long-term debt repayments	(1,169,213)	(1,969,698)	(1,417,413)
Capital contribution from parent	—	28,390	—
Return of capital to parent	—	(59,390)	—
Dividends paid to minority shareholders	(10,485)	(1,833)	(2,836)
Dividends paid to parent	—	(163,691)	(77,250)

Cash flow provided by financing activities	16,045	142,832	69,937

Effect of foreign currency exchange rate changes on cash	3,663	1,849	(8,608)

Increase (decrease) in cash and cash equivalents	4,647	43,602	(30,405)
Cash and cash equivalents at beginning of period	92,414	48,812	79,217

Cash and cash equivalents at end of period	$97,061	$92,414	$48,812

Supplemental cash flow information
     At December 29, 2007, December 30, 2006 and December 31, 2005, accounts payable included approximately $17.8 million, $18 million and $23.7 million, respectively, for capital expenditures.
     Income tax payments, net of refunds, for the years ended December 29, 2007, December 30, 2006 and December 31, 2005 were $23.7 million, $25.7 million and $42.2 million, respectively.
     Interest payments on borrowings totaled $189.5 million, $159.5 million and $142.8 million during the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.
See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Years Ended December 29, 2007, December 30, 2006 and December 31, 2005

					Accumulated Other
					Comprehensive Income (Loss)
	Common		Additional	Retained	Pension & Other	Cumulative	Unrealized	Total
	Shares	Common	Paid-In	Earnings	Postretirement	Translation	Gains (Losses)	Shareholders’	Comprehensive
	Outstanding	Stock	Capital	(Deficit)	Benefits	Adjustment	on Hedges	Equity	Income (Loss)
	(In thousands)
Balance at January 1, 2005	1	$—	$440,032	$233,126	$(23,466)	$34,963	$199	$684,854
Net income	—	—	—	43,630	—	—	—	43,630	$43,630
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	—	(31,530)	5,465	(26,065)	(26,065)
Reclassification of realized gains to net income	—	—	—	—	—	—	(2,842)	(2,842)	(2,842)
Additional minimum pension liability, net of income taxes	—	—	—	—	731	—	—	731	731
Cash dividends	—	—	—	(77,250)	—	—	—	(77,250)	—

Balance at December 31, 2005	1	$—	$440,032	$199,506	$(22,735)	$3,433	$2,822	$623,058	$15,454

Net loss	—	—	—	(89,627)	—	—	—	(89,627)	$(89,627)
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	—	17,557	(3,965)	13,592	13,592
Reclassification of realized gains to net loss	—	—	—	—	—	—	(3,204)	(3,204)	(3,204)
Additional minimum pension liability, net of income taxes	—	—	—	—	(4,799)	—	—	(4,799)	(4,799)
Adjustment to adopt FAS 158, net of income taxes	—	—	—	—	(3,246)	—	—	(3,246)	—
Cash dividends	—	—	—	(163,691)	—	—	—	(163,691)	—
Capital contribution from parent	—	—	28,390	—	—	—	—	28,390	—
Return of capital to parent	—	—	(59,390)	—	—	—	—	(59,390)	—

Balance at December 30, 2006	1	$—	$409,032	$(53,812)	$(30,780)	$20,990	$(4,347)	$341,083	$(84,038)

Net loss	—	—	—	(57,506)	—	—	—	(57,506)	$(57,506)
Unrealized foreign currency translation and hedging gains (losses)	—	—	—	—	—	21,271	(1,362)	19,909	19,909
Reclassification of realized gains to net loss	—	—	—	—	—	—	(9,816)	(9,816)	(9,816)
Change in employee benefit plans, net of income taxes	—	—	—	—	4,028	—	—	4,028	4,028
FIN 48 adoption	—	—	—	26,435	—	—	—	26,435	—
Gain on sale of land to affiliate, net of income taxes	—	—	875	—	—	—	—	875	—

Balance at December 29, 2007	1	$—	$409,907	$(84,883)	$(26,752)	$42,261	$(15,525)	$325,008	$(43,385)

See Notes to Consolidated Financial Statements

DOLE FOOD COMPANY, INC.
NOTES TO CONSOLIDATED STATEMENTS
Note 1 — Nature of Operations
     Dole Food Company, Inc. was incorporated under the laws of Hawaii in 1894 and was reincorporated under the laws of Delaware in July 2001.
     Dole Food Company, Inc. and its consolidated subsidiaries (the “Company”) are engaged in the worldwide sourcing, processing, distributing and marketing of high quality, branded food products, including fresh fruit and vegetables, as well as packaged foods.
     Operations are conducted throughout North America, Latin America, Europe (including eastern European countries), Asia (primarily in Japan, Korea, the Philippines and Thailand), the Middle East and Africa (primarily in South Africa). As a result of its global operating and financing activities, the Company is exposed to certain risks including changes in commodity pricing, fluctuations in interest rates, fluctuations in foreign currency exchange rates, as well as other environmental and business risks in both sourcing and selling locations.
     The Company’s principal products are produced on both Company-owned and leased land and are also acquired through associated producer and independent grower arrangements. The Company’s products are primarily packed and processed by the Company and sold to wholesale, retail and institutional customers and other food product companies.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
     Basis of Consolidation:  The Company’s consolidated financial statements include the accounts of Dole Food Company, Inc. and its controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
     Annual Closing Date:  The Company’s fiscal year ends on the Saturday closest to December 31. The fiscal years 2007, 2006 and 2005 ended on December 29, 2007, December 30, 2006 and December 31, 2005, respectively.
     Revenue Recognition:  Revenue is recognized at the point title and risk of loss is transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists and the price is fixed or determinable.
     Sales Incentives:  The Company offers sales incentives and promotions to its customers (resellers) and to its consumers. These incentives include consumer coupons and promotional discounts, volume rebates and product placement fees. The Company follows the requirements of Emerging Issues Task Force No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products). Consideration given to customers and consumers related to sales incentives is recorded as a reduction of revenues. Estimated sales discounts are recorded in the period in which the related sale is recognized. Volume rebates are recognized as earned by the customer, based upon the contractual terms of the arrangement with the customer and, where applicable, the Company’s estimate of sales volume over the term of the arrangement. Adjustments to estimates are made periodically as new information becomes available and actual sales volumes become known. Adjustments to these estimates have historically not been significant to the Company.
     Agricultural Costs:  Recurring agricultural costs include costs relating to irrigation, fertilizing, disease and insect control and other ongoing crop and land maintenance activities. Recurring agricultural costs are charged to operations as incurred or are recognized when the crops are harvested and sold, depending on the product. Non-recurring agricultural costs, primarily comprising of soil and farm improvements and other long-term crop growing costs that benefit multiple harvests, are deferred and amortized over the estimated production period, currently from two to seven years.
     Shipping and Handling Costs:  Amounts billed to third-party customers for shipping and handling are included as a component of revenues. Shipping and handling costs incurred are included as a component of cost of products sold and represent costs incurred by the Company to ship product from the sourcing locations to the end consumer markets.

     Marketing and Advertising Costs:  Marketing and advertising costs, which include media, production and other promotional costs, are generally expensed in the period in which the marketing or advertising first takes place. In limited circumstances, the Company capitalizes payments related to the right to stock products in customer outlets or to provide funding for various merchandising programs over a specified contractual period. In such cases, the Company amortizes the costs over the life of the underlying contract. The amortization of these costs are classified as a reduction in revenues. Advertising and marketing costs, included in selling, marketing and general and administrative expenses, amounted to $77.1 million, $70.6 million and $71.3 million during the years ended December 29, 2007, December 30, 2006 and December 31, 2005.
     Research and Development Costs:  Research and development costs are expensed as incurred. Research and development costs were not material for the years ended December 29, 2007, December 30, 2006 and December 31, 2005.
     Income Taxes:  Deferred income taxes are recognized for the income tax effect of temporary differences between financial statement carrying amounts and the income tax bases of assets and liabilities. Income taxes, which would be due upon the repatriation of foreign subsidiary earnings, have not been provided where the undistributed earnings are considered indefinitely invested. A valuation allowance is provided for deferred income tax assets for which it is deemed more likely than not that future taxable income will not be sufficient to realize the related income tax benefits from these assets. The Company establishes liabilities for tax-related uncertainties based on the estimates of whether, and the extent to which, additional taxes and interest will be due. The impact of reserve provisions and changes to the reserves that are considered appropriate, as well as the related net interest and penalties, are included in “Income taxes” in the consolidated statement of operations.
     Dole Food Company, Inc. and subsidiaries file its U.S. federal income tax return and various state income tax returns as part of the DHM Holding Company, Inc. consolidated tax group. Dole Food Company, Inc. and subsidiaries calculate current and deferred tax expense on a stand-alone basis.
     Cash and Cash Equivalents:  Cash and cash equivalents consist of cash on hand and highly liquid investments, primarily money market funds and time deposits, with original maturities of three months or less.
     Grower Advances:  The Company makes advances to third-party growers primarily in Latin America and Asia for various farming needs. Some of these advances are secured with property or other collateral owned by the growers. The Company monitors these receivables on a regular basis and records an allowance for these grower receivables based on estimates of the growers’ ability to repay advances and the fair value of the collateral. Grower advances are stated at the gross advance amount less allowances for potentially uncollectible balances.
     Inventories:  Inventories are valued at the lower of cost or market. Costs related to certain packaged foods products are determined using the average cost basis. Costs related to other inventory categories, including fresh fruit, vegetables and flowers, are determined on the first-in, first-out basis. Specific identification and average cost methods are also used primarily for certain packing materials and operating supplies. Crop growing costs primarily represent the costs associated with growing bananas on company-owned farms or growing vegetables on third-party farms where the Company bears substantially all of the growing risk.
     Investments:  Investments in affiliates and joint ventures with ownership of 20% to 50% are recorded on the equity method, provided the Company has the ability to exercise significant influence. All other non-consolidated investments are accounted for using the cost method. At December 29, 2007 and December 30, 2006, substantially all of the Company’s investments have been accounted for under the equity method.
     Property, Plant and Equipment:  Property, plant and equipment is stated at cost plus the fair value of asset retirement obligations, if any, less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of these assets. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If an evaluation of recoverability is required, the estimated undiscounted future cash flows directly associated with the asset are compared to the asset’s carrying amount. If this comparison indicates that there is an impairment, the amount of the impairment is calculated by comparing the carrying value to discounted expected future cash flows or comparable market values, depending on the nature of the asset. All long-lived assets, for which management has committed itself to a plan of disposal by sale, are reported at the lower of carrying amount or fair value less cost to sell. Long-lived assets to be disposed of other than by sale are classified as held and used until the date of disposal. Routine maintenance and repairs are charged to expense as incurred.
     Goodwill and Intangibles:  Goodwill represents the excess cost of a business acquisition over the fair value of the net identifiable assets acquired. Goodwill and indefinite-lived intangible assets are reviewed for impairment annually, or more frequently if certain impairment indicators arise. Goodwill is allocated to various reporting units, which are either the operating segment or one reporting level below the operating segment. Fair values for goodwill and indefinite-lived intangible assets are determined based on discounted cash flows, market multiples or appraised values, as appropriate.
     The Company’s indefinite-lived intangible asset, consisting of the DOLE brand, is considered to have an indefinite life because it is expected to generate cash flows indefinitely and as such is not amortized. The Company’s intangible assets with a definite life consist primarily of customer relationships. Amortizable intangible assets are amortized on a straight-line basis over their estimated useful life. The weighted average useful life of the Company’s customer relationships is 11 years.
     Concentration of Credit Risk:  Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of cash equivalents, derivative contracts, grower advances and trade receivables. The Company maintains its temporary cash investments with high quality financial institutions, which are invested primarily in short-term U.S. government instruments and certificates of deposit. The counterparties to the Company’s derivative contracts are major financial institutions. Grower advances are principally with farming enterprises located throughout Latin America and Asia and are secured by the underlying crop harvests. Credit risk related to trade receivables is mitigated due to the large number of customers dispersed worldwide. To reduce credit risk, the Company performs periodic credit evaluations of its customers but does not generally require advance payments or collateral. Additionally, the Company maintains allowances for credit losses. No individual customer accounted for greater than 10% of the Company’s revenues during the years ended December 29, 2007, December 30, 2006 and December 31, 2005. No individual customer accounted for greater than 10% of accounts receivable as of December 29, 2007 or December 30, 2006.
     Fair Value of Financial Instruments:  The Company’s financial instruments are primarily composed of short-term trade and grower receivables, trade payables, notes receivable and notes payable, as well as long-term grower receivables, capital lease obligations, term loans, revolving credit facility, notes and debentures. For short-term instruments, the carrying amount approximates fair value because of the short maturity of these instruments. For the other long-term financial instruments, excluding the Company’s unsecured notes and debentures, and term loans, the carrying amount approximates the fair value since they bear interest at variable rates or fixed rates which approximate market. Based on these assumptions, with the exception of the Company’s notes, debentures and term loans, management believes the fair market values of the Company’s financial instruments are not materially different from their recorded amounts as of December 29, 2007 or December 30, 2006.
     The Company estimates the fair value of its unsecured notes and debentures based on current quoted market prices. The estimated fair value of these unsecured notes and debentures (face value of $1.11 billion in both 2007 and 2006) was approximately $1.03 billion and $1.05 billion as of December 29, 2007 and December 30, 2006, respectively. The term loans are traded between institutional investors on the secondary loan market, and the fair values of the term loans are based on the last available trading price. At December 29, 2007, the carrying value and fair value of the term loans was $960.4 million and approximately $903 million, respectively. At December 30, 2006, the carrying value of the Company’s term loans approximated the fair value.
     The Company also holds derivative instruments to hedge against foreign currency exchange, fuel pricing and interest rate movements. The Company’s derivative financial instruments are recorded at fair value (Refer to Note 16 for additional information). The Company estimates the fair values of its derivatives based on quoted market prices or pricing models using current market rates.
     Foreign Currency Exchange:  For subsidiaries with transactions that are denominated in a currency other than the functional currency, the net foreign currency exchange transaction gains or losses resulting from the translation of monetary assets and liabilities to the functional currency are included in determining net income. Net foreign currency exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries whose functional currency is not the U.S. dollar are recorded as a part of cumulative translation adjustment in shareholders’ equity. Unrealized foreign currency exchange gains and losses on certain intercompany transactions that are of a long-term-investment nature (i.e., settlement is not planned or anticipated in the foreseeable future) are also recorded in cumulative translation adjustment in shareholders’ equity.
     Leases:  The Company leases fixed assets for use in operations where leasing offers advantages of operating flexibility and is less expensive than alternative types of funding. The Company also leases land in countries where land ownership by foreign entities is restricted. The Company’s leases are evaluated at inception or at any subsequent modification and, depending on the lease terms, are classified as either capital leases or operating leases, as appropriate under Statement of Financial Accounting Standards No. 13, Accounting for Leases. For operating leases that contain rent escalations, rent holidays or rent concessions, rent expense is recognized on a straight-line basis over the life of the lease. The majority of the Company’s leases are classified as operating leases. The Company’s principal operating leases are for land and machinery and equipment. The Company’s capitalized leases primarily consist of two vessel leases. The Company’s decision to exercise renewal options is primarily dependent on the level of business conducted at the location and the profitability thereof. The Company’s leasehold improvements were not significant at December 29, 2007 or December 30, 2006.
     Guarantees:  The Company makes guarantees as part of its normal business activities. These guarantees include guarantees of the indebtedness of some its key fruit suppliers and other entities integral to the Company’s operations. The Company also issues bank guarantees as required by certain regulatory authorities, suppliers and other operating agreements as well as to support the borrowings, leases and other obligations of its subsidiaries. The majority of the Company’s guarantees relate to guarantees of subsidiary obligations and are scoped out of the initial measurement and recognition provisions of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.
     Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Estimates and assumptions include, but are not limited to, the areas of customer and grower receivables, inventories, impairment of assets, useful lives of property, plant and equipment, intangible assets, marketing programs, income taxes, self-insurance reserves, retirement benefits, financial instruments and commitments and contingencies. Actual results could differ from these estimates.
     Reclassifications:  Certain prior year amounts have been reclassified to conform with the 2007 presentation.
Recently Adopted Accounting Pronouncements
     During September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position AUG AIR-1, Accounting For Planned Major Maintenance Activities (“FSP”), which eliminates the acceptability of the accrue-in-advance method of accounting for planned major maintenance activities. As a result, there are three alternative methods of accounting for planned major maintenance activities: direct expense, built-in-overhaul or deferral. The guidance in this FSP became effective for the Company at the beginning of its fiscal 2007 year and requires retrospective application for all financial statement periods presented. The Company had been accruing for planned major maintenance activities associated with its vessel fleet under the accrue-in-advance method. The Company adopted the deferral method of accounting for planned major maintenance activities associated with its vessel fleet. The adoption of this FSP impacted the following balance sheet accounts at December 30, 2006, December 31, 2005 and January 1, 2005:

			Retained
	Other	Accrued	Earnings
	Assets, Net	Liabilities	(Deficit)
	(In thousands)
January 1, 2005	$132,072	$447,870	$226,145
FSP Adjustment	5,053	(1,928)	6,981
Adjusted January 1, 2005	$137,125	$445,942	$233,126

			Retained
	Other	Accrued	Earnings
	Assets, Net	Liabilities	(Deficit)
	(In thousands)
December 31, 2005	$153,832	$431,037	$192,991
FSP Adjustment	3,315	(3,200)	6,515
Adjusted December 31, 2005	$157,147	$427,837	$199,506

December 30, 2006	$147,590	$473,797	$(59,683)
FSP Adjustment	4,362	(1,509)	5,871
Adjusted December 30, 2006	$151,952	$472,288	$(53,812)
     Net income decreased for the years ended December 30, 2006 and December 31, 2005 by approximately $0.6 million and $0.5 million, respectively.
     During September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“FAS 158”). FAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur as a component of comprehensive income. The standard also requires an employer to measure the funded status as of the date of its year-end statement of financial position. The Company early adopted the provisions of FAS 158 effective December 30, 2006. Refer to Note 12 — Employee Benefit Plans for additional disclosures required by FAS 158 and the effects of adoption.
     During June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. The Company adopted FIN 48 at the beginning of its fiscal 2007 year. Refer to Note 6 — Income Taxes for the impact that the adoption of FIN 48 had on the Company’s financial position and results of operations.
Recently Issued Accounting Pronouncements
     During December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R provides revised guidance for recognizing and measuring assets acquired and liabilities assumed in a business combinations. It establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed and also requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Changes in acquired tax contingencies, including those existing at the date of adoption, will be recognized in earnings if outside the maximum allocation period (generally one year). FAS 141R will be applied prospectively to business combinations with acquisition dates on or after January 1, 2009. Following the date of adoption of FAS 141R, the resolution of such items at values that differ from recorded amounts will be adjusted through earnings, rather than goodwill.
     During December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (“FAS 160”). FAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries in the same way as equity in the consolidated financial statements. The Company is required to adopt FAS 160 for the first fiscal year beginning after December 15, 2008. The Company is currently evaluating the impact, if any, the adoption of FAS 160 will have on its financial position and results of operations.
     During February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Liabilities — Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits entities to choose to measure certain financial assets and liabilities at fair value. Unrealized gains and losses, arising subsequent to adoption, are reported in earnings. The Company is required to adopt FAS 159 for the first fiscal year beginning after November 15, 2007. The Company did not elect the fair value option for any of its eligible financial instruments and other items.

     During September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. FAS 157 applies to fair value measurements already required or permitted by existing standards. FAS 157 requires companies to disclose the fair value of financial instruments according to a fair value hierarchy as defined in the standard. The changes to current generally accepted accounting principles from the application of FAS 157 relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. FAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years and will be applied on a prospective basis. The Company is currently evaluating the impact, if any, the adoption of FAS 157 will have on its financial position and results of operations.
Note 3 — Discontinued Operations
     During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operations. In addition, during the fourth quarter of 2007, the Company approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. The operating results of Citrus for fiscal 2007, 2006 and 2005 were included in the fresh fruit operating segment. In evaluating the two businesses, the Company concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“FAS 144”). Accordingly, the results of operations of these businesses have been reclassified for all periods presented.
     During the fourth quarter of 2006, the Company completed the sale of its Pacific Coast Truck Center (“Pac Truck”) business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. The Company received $15.3 million of net proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million. In accordance with FAS 144, the sale of Pac Truck qualified for discontinued operations treatment. Accordingly, the historical results of operations of this business have been reclassified for all periods presented. The operating results of Pac Truck for fiscal 2006 and 2005 were included in the other operating segment:
     During the fourth quarter of 2005, the Company resolved a contingency related to the sale of Cervecería Hondureña, S.A. (“CH”), a Honduran corporation principally engaged in the beverage business in Honduras, which occurred in 2001. As a result, the Company realized income of $2 million, net of income taxes of $1.4 million. The income has been recorded as income from discontinued operations in the Company’s consolidated statement of operations for the year ended December 31, 2005. In a related transaction, the Company recorded $4.8 million in income from continuing operations resulting from the collection of a fully reserved receivable balance and interest income.
     The operating results of fresh-cut flowers, Citrus, Pac Truck and CH for fiscal 2007, 2006 and 2005 are reported in the following table:

	Fresh-cut
	Flowers	Citrus	Pac Truck	CH	Total
	(In thousands)
2007
Revenues	$110,153	$13,586	$—	$—	$123,739
Income (loss) before income taxes	$(19,146)	$733	$—	$—	$(18,413)
Income taxes	2,994	(300)	—	—	2,694

Income (loss) from discontinued operations, net of income taxes	$(16,152)	$433	$—	$—	$(15,719)

2006
Revenues	$160,074	$20,527	$47,851	$—	$228,452
Income (loss) before income taxes	$(57,001)	$3,767	$397	$—	$(52,837)
Income taxes	4,379	(1,765)	(163)	—	2,451

Income (loss) from discontinued operations, net of income taxes	$(52,622)	$2,002	$234	$—	$(50,386)

Gain on disposal of discontinued operations, net of income taxes	$—	$—	$2,814	$—	$2,814

2005
Revenues	$171,259	$17,960	$43,826	$—	$233,045
Income (loss) before income taxes	$(5,094)	$493	$355	$3,463	$(783)
Income taxes	836	(182)	(164)	(1,420)	(930)

Income (loss) from discontinued operations, net of income taxes	$(4,258)	$311	$191	$2,043	$(1,713)

     During the third quarter of 2006, the Company restructured its fresh-cut flowers division (“DFF”) to better focus on high-value products and flower varieties, and position the business unit for future growth. In connection with the restructuring, DFF ceased its farming operations in Ecuador, closed two farms in Colombia and downsized other Colombian farms.
     DFF incurred total costs of $30.1 million related to this initiative, of which $7.5 million relates to cash restructuring costs and $22.6 million to non-cash impairment charges associated with the write-off of certain long-lived assets, intangible assets and inventory. The $7.5 million of restructuring costs relate to land clearing costs and employee severance costs which impacted approximately 2,500 employees. The $22.6 million charge relates to the impairment and write-off of the following assets: trade names ($4.9 million), deferred crop growing costs ($8.5 million), property, plant and equipment ($8.4 million), and inventory ($0.8 million). Of the $30.1 million incurred, $1.1 million was incurred during 2007 and $29 million was incurred during 2006. The $1.1 million relates to land clearing costs and employee severance. As a result of the reclassification of the fresh-cut flowers segment to discontinued operations, the costs described above have been included in losses from discontinued operations in the consolidated statements of operations for 2007 and 2006. At December 29, 2007, all of the restructuring costs had been paid.
Note 4 — Business Acquisitions
Jamaica Producers Group, Ltd.
     On October 3, 2006, Jamaica Producers Group Ltd. (“JPG”) accepted the Company’s offer to purchase from JPG the 65% of JP Fruit Distributors Limited (“JP Fresh”) that the Company did not already own for $42.5 million in cash. JP Fresh imports and sells fresh produce in the United Kingdom. The acquisition of JP Fresh allows the Company to strengthen its penetration of the fresh produce market in the United Kingdom and the Republic of Ireland. The transaction closed during the fourth quarter of 2006. The acquisition resulted in goodwill of $24 million, which is included in the Company’s fresh fruit segment. Expected geographical synergies arising from this widening of the existing Dole network in Europe as well as the ability to leverage the Company’s tradition of top quality produce and exceptional service in these markets contributed to a purchase price that resulted in the recognition of goodwill. The results of operations for JP Fresh have been included in the Company’s consolidated results of operations from October 6, 2006, the effective date of acquisition.
     The following table represents the final values attributed to the assets acquired and liabilities assumed as of the date of the acquisition. These values include the historical values attributable to the Company’s predecessor basis (in thousands):

Total purchase price, including transaction expenses	$42,500

Current assets	$58,280
Property, plant and equipment	19,060
Intangible assets	9,898
Goodwill	24,035
Other assets	3,797

Total assets acquired	115,070
Current liabilities	35,878
Other long-term liabilities	16,911

Total liabilities assumed	52,789

Net assets	62,281
Less: Historical net assets attributable to predecessor basis	10,125
Less: Goodwill attributable to predecessor basis	9,656

Net assets acquired	$42,500

     The fair values of the property, plant and equipment and intangible assets acquired were based on available market information.

     The $9.9 million allocated to intangible assets is a valuation of customer relationships with finite lives. These customer relationships will be amortized over approximately 15 years.
     JP Fresh contributed approximately $300 million of sales during the fiscal year ended December 29, 2007. The impact of JP Fresh on the Company’s consolidated results of operations for 2007 was not material.
Saba
     On December 30, 2004, the Company acquired the remaining 40% of Saba Trading AB (“Saba”), for $47.1 million, which was paid in cash during the first fiscal quarter of 2005. Saba is the leading importer and distributor of fruit, vegetables and flowers in Scandinavia.
Note 5 — Restructurings and Related Asset Impairments
     During the first quarter of 2006, the commercial relationship substantially ended between the Company’s wholly-owned subsidiary, Saba, and Saba’s largest customer. Saba is a leading importer and distributor of fruit, vegetables and flowers in Scandinavia. Saba’s financial results are included in the fresh fruit reporting segment. The Company restructured certain lines of Saba’s business and as a result, incurred $12.8 million of total related costs. Of the $12.8 million incurred during the year ended December 30, 2006, $9 million is included in cost of products sold and $3.8 million in selling, marketing, and general and administrative expenses in the consolidated statement of operations. Total restructuring costs include $9.9 million of employee severance costs which impacted 275 employees, $2.4 million of contractual lease obligations as well as $0.5 million of fixed asset write-offs. At December 29, 2007 all of the restructuring costs had been paid.
     In connection with the Company’s ongoing farm optimization programs in Asia, $2.8 million and $6.7 million of crop-related costs were written-off during 2007 and 2006, respectively. These non-cash charges have been recorded in cost of products sold in the consolidated statements of operations.

Note 6 — Income Taxes
     Income tax expense (benefit) was as follows:

	2007	2006	2005
	(In thousands)
Current
Federal, state and local	$735	$406	$27,125
Foreign	15,399	18,644	21,622

	16,134	19,050	48,747

Deferred
Federal, state and local	(29,122)	(15,690)	(15,759)
Foreign	(3,573)	(5,581)	(15,920)

	(32,695)	(21,271)	(31,679)

Non-current tax expense	20,615	24,830	27,943

	$4,054	$22,609	$45,011

     Pretax earnings attributable to foreign operations including earnings from discontinued operations, equity method investments and minority interests were $53.9 million, $30.7 million and $199.2 million for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively. Undistributed earnings of foreign subsidiaries, which are intended to be indefinitely invested, totaled $2.1 billion at December 29, 2007. Other than the repatriation discussed below, it is currently not practicable to estimate the tax liability that might be payable if these foreign earnings were repatriated.
     During October 2004, The American Jobs Creation Act of 2004 was signed into law, adding Section 965 to the Internal Revenue Code. Section 965 provided a special one-time deduction of 85% of certain foreign earnings that were repatriated under a domestic reinvestment plan, as defined therein. The effective federal tax rate on any qualified repatriated foreign earnings under Section 965 was 5.25%. Taxpayers could elect to apply this provision to a qualified earnings repatriation made during calendar year 2005.
     During the second quarter of 2005, the Company repatriated $570 million of earnings from its foreign subsidiaries, of which approximately $489 million qualified for the 85% dividends received deduction under Section 965. A tax provision of approximately $37.8 million for the repatriation of certain foreign earnings was recorded as income tax for the year ended December 31, 2005.
     The Company’s reported income tax expense on continuing operations differed from the expense calculated using the U.S. federal statutory tax rate for the following reasons:

	2007	2006	2005
	(In thousands)
(Benefit)/expense computed at U.S. federal statutory income tax rate of 35%	$(12,668)	$(5,748)	$30,350
Repatriation of certain foreign earnings	—	—	37,772
Foreign income taxed at different rates	8,963	27,440	(40,498)
State and local income tax, net of federal income taxes	(3,948)	(1,854)	(1,919)
Valuation allowances	11,071	6,842	19,438
Permanent items and other	636	(4,071)	(132)

Income tax expense	$4,054	$22,609	$45,011

     Deferred tax assets (liabilities) comprised the following:

	December 29,	December 30,
	2007	2006
	(In thousands)
Intangibles	$(293,666)	$(277,955)
Property, plant and equipment	(154,771)	(171,616)
Inventory valuation methods	8,562	7,706
Postretirement benefits	56,538	67,600
Operating accruals	77,557	100,145
Tax credit carryforwards	20,889	20,641
Net operating loss and other carryforwards	167,424	148,056
Valuation allowances	(174,398)	(170,800)
Other, net	26,126	(3,766)

	$(265,739)	$(279,989)

     The Company has gross federal, state and foreign net operating loss carryforwards of $48.3 million, $1 billion and $333.1 million, respectively, at December 29, 2007. The Company has recorded deferred tax assets of $17.5 million for federal net operating loss and other carryforwards, which, if unused, will expire between 2023 and 2026. The Company has recorded deferred tax assets of $45.5 million for state operating loss carryforwards, which, if unused, will start to expire in 2008. The Company has recorded deferred tax assets of $104.4 million for foreign net operating loss carryforwards which are subject to varying expiration rules. Tax credit carryforwards of $20.9 million include foreign tax credit carryforwards of $18.4 million which will expire in 2011, U.S. general business credit carryforwards of $0.2 million which expire between 2023 and 2025, and state tax credit carryforwards of $2.3 million with varying expiration dates. The Company has recorded a U.S. deferred tax asset of $28.7 million for disallowed interest expense which, although subject to certain limitations, can be carried forward indefinitely.
     A valuation allowance has been established to offset foreign tax credit carryforwards, state net operating loss carryforwards, certain foreign net operating loss carryforwards and certain other deferred tax assets in foreign jurisdictions. The Company has deemed it more likely than not that future taxable income in the relevant taxing jurisdictions will be insufficient to realize the related income tax benefits for these assets.
     Total deferred tax assets and deferred tax liabilities were as follows:

	December 29,	December 30,
	2007	2006
	(In thousands)
Deferred tax assets	$499,899	$541,594
Deferred tax asset valuation allowance	(174,398)	(170,800)

	325,501	370,794
Deferred tax liabilities	(591,240)	(650,783)

Net deferred tax liabilities	$(265,739)	$(279,989)

Current deferred tax assets consist of:
Deferred tax assets, net of valuation allowance	$47,763	$88,853
Deferred tax liabilities	(35,678)	(22,247)

Net current deferred tax assets	12,085	66,606
Non-current deferred tax liabilities consist of:
Deferred tax assets, net of valuation allowance	277,738	281,941
Deferred tax liabilities	(555,562)	(628,536)

Net non-current deferred tax liabilities	(277,824)	(346,595)

Net deferred tax liabilities	$(265,739)	$(279,989)

     The Company adopted the provisions of FIN 48 at the beginning of its fiscal 2007 year. The adoption of FIN 48 impacted the following balance sheet accounts (in thousands):

Increase/
(Decrease)
Goodwill	$(30,191)
Deferred income tax liabilities	(25,655)
Other long-term liabilities	(30,971)
Retained deficit	26,435
     A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows (in thousands):

Unrecognized tax benefits — opening balance	$200,641
Gross increases — tax positions in prior period	10,837
Gross decreases — tax positions in prior period	(13,448)
Gross increases — tax positions in current period	8,284
Settlements	(1,793)
Lapse of statute of limitations	(100)

Unrecognized tax benefits — ending balance	$204,421

     The Company has $269 million of total gross unrecognized tax benefits including interest at December 29, 2007. If recognized, approximately $146.5 million, net of federal and state tax benefits, would be recorded as a component of income tax expense and accordingly impact the effective tax rate.
     The Company recognizes accrued interest and penalties related to its unrecognized tax benefits as a component of income taxes in the consolidated statements of operations. Accrued interest and penalties before tax benefits were $48.2 million and $64.6 million at December 30, 2006 and December 29, 2007, respectively, and are included as a component of other long-term liabilities in the consolidated balance sheet. Accruals for interest and penalties recorded in the Company’s consolidated statements of operations for 2007, 2006 and 2005 were $17.2 million, $6.9 million and $20.1 million, respectively.
     Dole Food Company or one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years prior to 2001.
     Income Tax Audits:  The Company believes its tax positions comply with the applicable tax laws and that it is adequately provided for all tax related matters. Matters raised upon audit may involve substantial amounts and could result in material cash payments if resolved unfavorably; however, management does not believe that any material payments will be made related to these matters within the next year. Management considers it unlikely that the resolution of these matters will have a material adverse effect on the Company’s results of operations.
     Internal Revenue Service Audit:  On June 29, 2006, the IRS completed an examination of the Company’s federal income tax returns for the years 1995 to 2001 and issued a Revenue Agent’s Report (“RAR”) that includes various proposed adjustments. The net tax deficiency associated with the RAR is $175 million, plus interest and penalties. The Company timely filed a protest letter contesting the proposed adjustments contained in the RAR on July 6, 2006. During January 2008, the Company was notified that the Appeals Branch of the IRS finalized its review of the Company’s protest. This review is subject to Joint Committee approval. As a result of the finalization of the review of the Company’s federal income tax returns for the years 1995 to 2001 by the Appeals Branch of the IRS, it is likely that the Company’s gross unrecognized tax benefits recorded in other long-term liabilities could decrease within the next twelve months by as much as $110 million. In that case, the impact on the Company’s consolidated financial statements would be approximately $130 million, which includes the $110 million plus $20 million for interest and federal and state tax benefits. Approximately $60 million of this amount would reduce the Company’s income tax provision and effective tax rate, and the remaining $70 million would reduce goodwill.
     The Company is currently under examination by the Internal Revenue Service for the tax years 2002-2005 and it is anticipated that the examination will be completed by the end of 2009.
Note 7 — Details of Certain Assets and Liabilities
     Details of receivables and inventories were as follows:

	December 29,	December 30,
	2007	2006
	(In thousands)
Receivables
Trade	$708,545	$654,785
Notes and other	145,624	122,994
Grower advances	41,302	29,706
Income tax refund	5,402	877

	900,873	808,362
Allowance for doubtful accounts	(61,720)	(62,632)

	$839,153	$745,730

Inventories
Finished products	$355,502	$322,122
Raw materials and work in progress	155,166	132,047
Crop-growing costs	172,980	151,533
Operating supplies and other	67,027	55,850

	$750,675	$661,552

     Accounts payable consists primarily of trade payables.
     Accrued liabilities included the following:

	December 29,	December 30,
	2007	2006
	(In thousands)
Employee-related costs and benefits	$147,329	$130,875
Amounts due to growers	98,130	107,478
Marketing and advertising	60,972	61,322
Shipping related costs	51,427	48,965
Materials and supplies	34,678	26,445
Interest	31,299	30,682
Unrealized hedging losses	28,462	7,520
Other	62,287	59,001

	$514,584	$472,288

     Remaining amounts included in other accrued liabilities shown above are comprised of individually insignificant operating accruals.
     Other long-term liabilities were as follows:

	December 29,	December 30,
	2007	2006
	(In thousands)
Accrued postretirement and other employee benefits	$249,230	$258,319
Liability for unrecognized tax benefits	217,570	279,802
Other	74,434	70,070

	$541,234	$608,191

Note 8 — Assets Held-for-Sale
     The Company reviews its assets in order to identify those assets that do not meet the Company’s future strategic direction or internal economic return criteria. As a result of this review, the Company has identified and is in the process of selling certain long-lived assets. In accordance with FAS 144, the Company has reclassified these assets as held-for-sale.
     Total assets held-for-sale by segment were are follows:

	December 29,	December 30,
	2007	2006
	(In thousands)
Assets held-for-sale by segment:
Fresh fruit	$34,159	$28,337
Fresh vegetables	3,251	3,251
Fresh-cut flowers	38,834	—

Total assets held-for-sale	$76,244	$31,588

     At December 29, 2007, included in the Company’s balance sheet are $73.8 million of assets held-for-sale related primarily to property, plant and equipment, net of accumulated depreciation and $2.4 million related to inventory. At December 30, 2006, included in the Company’s balance sheet are $31.6 million of assets held-for-sale related to property, plant and equipment, net of accumulated depreciation and $5.2 million related to accounts payable.

     During the first quarter of 2007, two of the Company’s non-wholly-owned subsidiaries sold land parcels located in central California to subsidiaries of Castle & Cooke, Inc. (“Castle”) for $40.7 million, of which $30.5 million was in cash and $10.2 million was a note receivable. Castle is owned by David H. Murdock, the Company’s Chairman. At December 30, 2006, these land parcels were recorded as assets held-for-sale in the consolidated balance sheet. The Company’s share of the gain on the sale was approximately $0.9 million, net of income taxes. Since the sale involved the transfer of assets between two parties under common control, the gain on the sale was recorded as an increase to additional paid-in capital. These transactions have been included in the Company’s fresh fruit segment.
     During the second quarter of 2007, the Company reclassified seven Chilean farms and related assets associated with its Chilean deciduous fruit operations as assets held-for-sale. In connection with the Company’s evaluation of the Chilean assets held-for-sale, the Company determined that certain long-lived assets were impaired and recorded a non-cash impairment charge of $3.8 million. The impairment charge of $3.8 million is included in cost of products sold in the consolidated statement of operations. The fair values of the assets in the impairment analysis were based on estimated sales prices of the related assets. The Company subsequently sold five of its Chilean farms classified as assets held-for-sale for $9.3 million. The Company received $4.9 million in cash proceeds, recorded $4.4 million as notes receivable and recognized a gain of $0.6 million, which is included in cost of products sold in the consolidated statement of operations.
     During the second and third quarters of 2007, the Company reclassified certain long-lived assets associated with its fresh fruit operations as assets held-for-sale, which consisted of farmland located in Latin America and California. These assets consist of farmland located in Latin America and California as well as the fresh-cut flowers headquarters facility, located in Miami, Florida.
     During the fourth quarter of 2007, the Company reclassified additional land parcels (consisting of approximately 4,400 acres of land) and other related assets of its citrus and pistachio operations (“Citrus) located in central California as assets held-for-sale. Refer to Note 3 — Discontinued Operations for additional information related to the disposal of these assets.
     Also during the fourth quarter, the Company reclassified a breakbulk refrigerated ship owned by a Latin American subsidiary as assets held-for-sale. During the first quarter of 2008, the Company sold the ship for $12.7 million and also entered into a lease agreement for the ship. The Company recognized a deferred gain of $11.9 million on the sale which is being amortized over the 3 year lease term.
Note 9 — Property, Plant and Equipment
     Major classes of property, plant and equipment were as follows:

	December 29,	December 30,
	2007	2006
	(In thousands)
Land and land improvements	$698,853	$754,051
Buildings and leasehold improvements	430,968	430,715
Machinery and equipment	803,353	698,051
Vessels and containers	218,970	231,640
Vessels and equipment under capital leases	98,006	96,460
Construction in progress	70,379	91,935

	2,320,529	2,302,852
Accumulated depreciation	(980,390)	(840,891)

	$1,340,139	$1,461,961

     Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:

Years
Land improvements	5 to 40
Buildings and leasehold improvements	2 to 50
Machinery and equipment	2 to 35
Vessels and containers	5 to 20
Vessels and equipment under capital leases	Shorter of useful life or life of lease
     Depreciation expense for property, plant and equipment totaled $151.1 million, $144.8 million and $137.9 million for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.

Note 10 — Goodwill and Intangible Assets
     Goodwill has been allocated to the Company’s reporting segments as follows:

		Fresh	Packaged
	Fresh Fruit	Vegetables	Foods	Total
	(In thousands)
Balance as of December 31, 2005	$376,355	$97,868	$66,057	$540,280
Additions	24,035	—	—	24,035
Tax-related adjustments	(13,765)	(3,994)	(816)	(18,575)

Balance as of December 30, 2006	$386,625	$93,874	$65,241	$545,740
Adoption of FIN 48	(22,965)	(6,000)	(1,226)	(30,191)
Tax-related adjustments	(4,588)	(1,199)	(244)	(6,031)

Balance as of December 29, 2007	$359,072	$86,675	$63,771	$509,518

     The additions to goodwill during the year ended December 30, 2006 relate to the acquisition of JP Fresh. Refer to Note 4 — Business Acquisitions for further details.
     The tax-related adjustments result from changes to deductible temporary differences, operating loss or tax credit carryforwards and contingencies that existed at the time of the going-private merger transaction. Included in the 2006 tax-related adjustments is approximately $17.5 million of deferred tax assets established during 2006 that should have been established at the date of the going-private merger transaction.
     Details of the Company’s intangible assets were as follows:

	December 29,	December 30,
	2007	2006
	(In thousands)
Amortized intangible assets:
Customer relationships	$48,906	$48,298
Other amortized intangible assets	5,851	6,696

	54,757	54,994
Accumulated amortization — customer relationships	(17,483)	(13,056)
Other accumulated amortization	(5,099)	(4,864)

Accumulated amortization — intangible assets	(22,582)	(17,920)

Intangible assets, net	32,175	37,074
Indefinite-lived intangible assets:
Trademark and trade names	689,615	689,615

Total identifiable intangible assets, net	$721,790	$726,689

     Amortization expense of identifiable intangibles totaled $4.5 million, $4.5 million and $11.9 million for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively. Estimated remaining amortization expense associated with the Company’s identifiable intangible assets in each of the next five fiscal years is as follows (in thousands):

Fiscal Year	Amount
2008	$4,421
2009	$4,421
2010	$4,421
2011	$4,421
2012	$4,421
     The Company performed its annual impairment review of goodwill and indefinite-lived intangible assets pursuant to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“FAS 142”), during the second quarter of fiscal 2007. This review indicated no impairment to goodwill or any of the Company’s indefinite-lived intangible assets.
     During the third quarter of 2007, indicators of impairment of goodwill and long-lived assets were identified in the Company’s fresh vegetables operating segment, related to the current operating losses of this segment. In response to these indicators, the Company performed impairment tests under the requirements of FAS 142 and FAS 144. The impairment test under FAS 142 showed that the Company’s goodwill was not impaired. Additionally, the impairment test of long-lived assets under FAS 144 for the fresh vegetables operating segment indicated these assets were recoverable and accordingly not impaired. The Company will continue to monitor and perform updates of its impairment testing of the recoverability of goodwill and long-lived assets as along as such impairment indicators are present.
     During the third quarter of 2006 the Company restructured its fresh-cut flowers business. Due to indicators of impairment, the Company performed a two-step impairment test in accordance with FAS 144. As a result, the Company determined that the fresh-cut flowers indefinite-lived trade names were fully impaired and recorded an impairment charge of $4.9 million which is included in loss from discontinued operations in the consolidated statement of operations. Additionally, the Company identified certain other impairments of long-lived assets as a result of this impairment test. See Note 5 for a discussion of the fresh-cut flowers restructuring and asset impairments.
Note 11 — Notes Payable and Long-Term Debt
     Notes payable and long-term debt consisted of the following amounts:

	December 29,	December 30,
	2007	2006
	(In thousands)
Unsecured debt:
8.625% notes due 2009	$350,000	$350,000
7.25% notes due 2010	400,000	400,000
8.875% notes due 2011	200,000	200,000
8.75% debentures due 2013	155,000	155,000
Secured debt:
Revolving credit facility	176,400	167,600
Term loan facilities	960,375	967,688
Contracts and notes, at a weighted-average interest rate of 8.4% in 2007 (7.5% in 2006) through 2014	3,255	2,291
Capital lease obligations	85,959	88,380
Unamortized debt discount	(610)	(907)
Notes payable	81,018	34,129

	2,411,397	2,364,181
Current maturities	(95,189)	(48,584)

	$2,316,208	$2,315,597

Notes Payable
     The Company borrows funds on a short-term basis to finance current operations. The terms of these borrowings range from one month to three months. The Company’s notes payable at December 29, 2007 consist primarily of foreign borrowings in Asia and Latin America.
Notes and Debentures
     In April 2002, the Company completed the sale and issuance of $400 million aggregate principal amount of Senior Notes due 2009 (the “2009 Notes”). The 2009 Notes are redeemable, at the discretion of the Company, at par plus a make-whole amount, if any, and accrued and unpaid interest, any time prior to maturity. The 2009 Notes were issued at 99.50% of par.
     In May 2003, the Company issued and sold $400 million aggregate principal amount of 7.25% Senior Notes due 2010 (the “2010 Notes”). The 2010 Notes were issued at par. The Company may redeem some or all of the 2010 Notes at a redemption price of 101.813% of their principal amount during 2008 and at 100% during 2009 and thereafter, plus accrued and unpaid interest.

     In connection with the going-private merger transaction of 2003, the Company issued $475 million aggregate principal amount of 8.875% Senior Notes due 2011 (the “2011 Notes”). The 2011 Notes were issued at par. The Company may redeem some or all of the 2011 Notes at a redemption price of 102.219% of their principal amount during 2008 and at 100% during 2009 and thereafter, plus accrued and unpaid interest.

     In July 1993, the Company issued and sold debentures due 2013 (the “2013 Debentures”). The 2013 Debentures are not redeemable prior to maturity and were issued at 99.37% of par.
     During 2005, the Company repurchased $325 million aggregate principal amount of its outstanding debt securities ($50 million of its 2009 Notes and $275 million of its 2011 Notes). As a result, the Company recorded a loss on early retirement of debt of $42.3 million, which is included in other income (expense), net in the consolidated statement of operations for the year ended December 31, 2005.
     Interest on the notes and debentures is paid semi-annually.
     None of the Company’s notes or debentures are subject to any sinking fund requirements. The notes and debentures are guaranteed by the Company’s wholly-owned domestic subsidiaries (Note 21).
Amendments to Credit Facilities
     In April 2006, the Company completed an amendment and restatement of its senior secured credit agreement. The purposes of this refinancing included increasing the combined size of the Company’s revolving credit and letter of credit facilities, eliminating certain financial maintenance covenants, realizing currency gains arising out of the Company’s then existing yen-denominated term loan, and refinancing the higher-cost bank indebtedness of the Company’s immediate parent, Dole Holding Company, LLC (“DHC”) at the lower-cost Dole Food Company, Inc. level. The Company obtained $975 million of term loan facilities and $100 million in a pre-funded letter of credit facility, both of which mature in April 2013. The proceeds of the term loans were used to repay the then outstanding term loans and revolving credit facilities, as well as pay a dividend of $160 million to DHC, which proceeds were used to repay its Second Lien Senior Credit Facility.
     In addition, the Company entered into a new asset based revolving credit facility (“ABL revolver”) of $350 million. The facility is secured by and is subject to a borrowing base consisting of up to 85% of eligible accounts receivable plus a predetermined percentage of eligible inventory, as defined in the credit facility. The ABL revolver matures in April 2011.
     In connection with the 2006 refinancing transaction, the Company wrote-off deferred debt issuance costs of $8.1 million and recognized a gain of $6.5 million related to the settlement of its interest rate swap. These amounts were recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.
Revolving Credit Facility and Term Loans
     As of December 29, 2007, the term loan facilities consisted of $221.6 million of Term Loan B and $738.8 million of Term Loan C. The term loan facilities bear interest at LIBOR plus a margin ranging from 1.75% to 2%, dependent upon the Company’s senior secured leverage ratio. The weighted average variable interest rates at December 29, 2007 for Term Loan B and Term Loan C were LIBOR plus 2%, or 7.2%. The term loan facilities require quarterly principal payments, plus a balloon payment due in 2013.
     As of December 29, 2007, the ABL revolver borrowing base was $314.6 million and the amount outstanding under the ABL revolver was $176.4 million. The ABL revolver bears interest at LIBOR plus a margin ranging from 1.25% to 1.75%, dependent upon the Company’s historical borrowing availability under this facility. At December 29, 2007, the weighted average variable interest rate for the ABL revolver was LIBOR plus 1.5%, or 6.6%. After taking into account approximately $4.3 million of outstanding letters of credit issued under the ABL revolver, the Company had approximately $133.9 million available for borrowings as of December 29, 2007. In addition, the Company had approximately $91.8 million of letters of credit and bank guarantees outstanding under its pre-funded letter of credit facility as of December 29, 2007.
     A commitment fee, which fluctuated between 0.25% and 0.375%, was paid based on the total unused portion of the revolving credit facility. In addition, there is a facility fee on the pre-funded letter of credit facility. The Company paid a total of $0.7 million, $1 million and $0.7 million in commitment and facility fees for the years ended December 29, 2007, December 30, 2006 and December 31, 2005.

     During June 2006, the Company entered into an interest rate swap agreement in order to hedge future changes in interest rates and a cross currency swap to effectively lower the U.S. dollar fixed interest rate of 7.2% to a Japanese yen fixed interest rate of 3.6%. Refer to Note 16 — Derivative Financial Instruments for additional discussion of the Company’s hedging activities.
     The revolving credit facility and term loan facilities are collateralized by substantially all of the Company’s tangible and intangible assets, other than certain intercompany debt, certain equity interests and each of the Company’s U.S. manufacturing plants and processing facilities that has a net book value exceeding 1% of the Company’s net tangible assets.
Capital Lease Obligations
     At December 29, 2007, included in capital lease obligations is $83.4 million of vessel financings related to two vessel leases denominated in British pound sterling. The interest rates on these leases are based on LIBOR plus a spread. The remaining $2.6 million of capital lease obligations relate primarily to ripening rooms and machinery and equipment. Interest rates under these leases are fixed. The capital lease obligations are collateralized by the underlying leased assets.
Covenants
     Provisions under the indentures to the Company’s senior notes and debentures require the Company to comply with certain covenants. These covenants include limitations on, among other things, indebtedness, investments, loans to subsidiaries, employees and third parties, the issuance of guarantees and the payment of dividends. At December 29, 2007, the Company was in compliance with all applicable covenants.
Debt Issuance Costs
     Expenses related to the issuance of long-term debt are capitalized and amortized to interest expense over the term of the underlying debt. During the years ended December 29, 2007, December 30, 2006 and December 31, 2005, the Company amortized deferred debt issuance costs of $4.1 million, $4.4 million and $5.9 million, respectively.
     The Company wrote off $8.1 million and $10.7 million of deferred debt issuance costs during the years ended December 30, 2006 and December 31, 2005, respectively. The 2006 write-off was a result of the April 2006 refinancing transaction. The write-off of debt issuance costs in 2005 resulted from the prepayment of $325 million of unsecured senior notes and $335 million of term loan facilities.
Maturities of Notes Payable and Long-Term Debt
     Maturities with respect to notes payable and long-term debt as of December 29, 2007 were as follows (in thousands):

Fiscal Year	Amount
2008	$95,189
2009	364,184
2010	413,763
2011	389,933
2012	13,675
Thereafter	1,134,653

Total	$2,411,397

Other
     In addition to amounts available under the revolving credit facility, the Company’s subsidiaries have uncommitted lines of credit of approximately $187.3 million at various local banks, of which $98.5 million was available at December 29, 2007. These lines of credit are used primarily for short-term borrowings, foreign currency exchange settlement and the issuance of letters of credit or bank guarantees. Several of the Company’s uncommitted lines of credit expire in 2008 while others do not have a commitment expiration date. These arrangements may be cancelled at any time by the Company or the banks. The Company’s ability to utilize these lines of credit is limited under the terms of its senior secured credit facilities and bond indentures.
Note 12 — Employee Benefit Plans
     The Company sponsors a number of defined benefit pension plans covering certain employees worldwide. Benefits under these plans are generally based on each employee’s eligible compensation and years of service, except for certain hourly plans, which are based on negotiated benefits. In addition to pension plans, the Company has other postretirement benefit (“OPRB”) plans that provide certain health care and life insurance benefits for eligible retired employees. Covered employees may become eligible for such benefits if they fulfill established requirements upon reaching retirement age.
     For the U.S. qualified pension plan, the Company’s historical policy has been to fund the normal cost plus a 15-year amortization of the unfunded liability, subject to statutory minimums. However, as a result of the Pension Protection Act of 2006 (see discussion below), the Company is required to amortize the unfunded liability over a 7-year period beginning in 2008. Most of the Company’s international pension plans and all of its OPRB plans are unfunded.
     All pension benefits for U.S. salaried employees were frozen in 2002. The assumption for the rate of compensation increase of 2.5% on the U.S. plans represents the rate associated with the participants whose benefits are negotiated under collective bargaining arrangements.
     The Company uses a December 31 measurement date for all of its plans.
Adoption of FAS 158
     As of December 30, 2006, the Company adopted FAS 158, which changed the accounting rules for reporting and disclosures related to pension and other postretirement benefit plans. FAS 158 requires that companies include on the balance sheet an additional asset or liability to reflect the funded status of retirement and other postretirement benefit plans, and a corresponding after-tax adjustment to equity. The adoption in 2006 had no effect on the computation of net periodic benefit expense for pensions and postretirement benefits.
     The incremental effects of applying FAS 158 on individual lines in the Company’s 2006 consolidated balance sheet were as follows:

	Balances Before		Balances After
	Adoption of		Adoption of
	FAS 158	Adjustments	FAS 158
	(In thousands)
Other assets	$299	$(87)	$212
Long-term liabilities	$235,039	$6,337	$241,376
Deferred income tax liabilities	$(12,373)	$(3,178)	$(15,551)
Accumulated other comprehensive loss	$(27,534)	$(3,246)	$(30,780)
Total assets	$4,612,443	$(87)	$4,612,356
Total liabilities	$4,268,114	$3,159	$4,271,273
Total shareholders’ equity	$344,329	$(3,246)	$341,083
Pension Protection Act of 2006
     In August 2006, the Pension Protection Act of 2006 was signed into law. This legislation changes the method of valuing the U.S. qualified pension plan assets and liabilities for funding purposes, as well as the minimum funding levels required beginning in 2008. The effect of these changes will be larger contributions over the next seven years, with the goal of being fully funded by 2014. The amount of unfunded liability in future years will be affected by future contributions, demographic changes, investment returns on plan assets, and interest rates, so full funding may be achieved sooner or later than 2014. The Company anticipates funding pension contributions with cash from operations.
Medicare Prescription Drug, Improvement and Modernization Act of 2003

     The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law in December 2003. The Act introduced a prescription drug benefit under Medicare (“Medicare Part D”), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D. The Company determined that the benefits provided by certain of its postretirement health care plans are actuarially equivalent to Medicare Part D and thus qualify for the subsidy under the Act. The expected subsidy decreased the accumulated postretirement benefit obligation (“APBO”) by $3.5 million and $5 million as of December 29, 2007 and December 30, 2006, respectively. The net periodic benefit costs for 2007, 2006 and 2005 were reduced by approximately $0.2 million, $0.3 million and $0.5 million, respectively, due to the expected subsidy.

     Obligations and Funded Status — The status of the Company’s defined benefit pension and OPRB plans was as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 29,	December 30,	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006	2007	2006
	(In thousands)
Change in projected benefit obligation Benefit obligation at beginning of period	$310,186	$305,354	$134,098	$72,088	$68,628	$72,008
Service cost	149	1,550	6,947	4,443	308	282
Interest cost	17,139	16,878	8,820	7,165	4,639	3,908
Participant contributions	—	—	458	176	—	—
Foreign currency exchange rate changes	—	—	10,298	7,894	—	—
Actuarial (gain) loss	5,778	11,246	(7,736)	9,245	(5,194)	(3,044)
Acquisitions	—	—	—	42,340	—	—
Divestitures	—	—	—	(212)	—	—
Curtailments, settlements and terminations, net	—	—	—	35	—	—
Benefits paid	(25,155)	(24,842)	(11,171)	(9,076)	(4,578)	(4,526)

Benefit obligation at end of period	$308,097	$310,186	$141,714	$134,098	$63,803	$68,628

Change in plan assets
Fair value of plan assets at beginning of period	$236,712	$230,303	$35,036	$3,608	$—	$—
Actual return on plan assets	17,451	26,121	1,167	541	—	—
Company contributions	8,873	5,130	11,826	9,040	4,578	4,526
Participant contributions	—	—	458	176	—	—
Foreign currency exchange rate changes	—	—	1,169	2,145	—	—
Benefits paid	(25,155)	(24,842)	(11,171)	(9,076)	(4,578)	(4,526)
Acquisitions	—	—	—	28,710	—	—
Divestitures	—	—	—	(108)	—	—

Fair value of plan assets at end of period	$237,881	$236,712	$38,485	$35,036	$—	$—

Funded status	$(70,216)	$(73,474)	$(103,229)	$(99,062)	$(63,803)	$(68,628)

Amounts recognized in the Consolidated Balance Sheets
Other assets	$—	$—	$—	$212	$—	$—
Long-term liabilities	(70,216)	(73,474)	(103,229)	(99,274)	(63,803)	(68,628)

	$(70,216)	$(73,474)	$(103,229)	$(99,062)	$(63,803)	$(68,628)

     Amounts recognized in accumulated other comprehensive loss at December 29, 2007 and December 30, 2006 are as follows:

	U.S. Pension Plans		International Pension Plans		OPRB Plans
	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 29,	December 30,	December 29,	December 30,	December 29,	December 30,
	2007	2006	2007	2006	2007	2006
	(In thousands)
Net actuarial loss (gain)	$42,754	$37,941	$7,970	$15,018	$(6,136)	$(847)
Prior service cost (benefit)	1	2	392	407	(5,460)	(6,374)
Net transition obligation	—	—	149	183	—	—
Income taxes	(16,034)	(15,535)	(208)	(1,068)	3,324	1,053

Total	$26,721	$22,408	$8,303	$14,540	$(8,272)	$(6,168)

     All of the Company’s pension plans were underfunded at December 29, 2007, having accumulated benefit obligations exceeding the fair value of plan assets. The accumulated benefit obligation for all defined benefit pension plans was $417.6 million and $406.6 million at December 29, 2007 and December 30, 2006, respectively. The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were as follows:

	December 29,	December 30,
	2007	2006
	(In thousands)
Projected benefit obligation	$449,811	$444,046
Accumulated benefit obligation	$417,581	$406,392
Fair value of plan assets	$276,366	$271,297
  Components of Net Periodic Benefit Cost and Other Changes Recognized in Other Comprehensive Loss
     The components of net periodic benefit cost and other changes recognized in other comprehensive loss for the Company’s U.S. and international pension plans and OPRB plans were as follows:

	U.S. Pension Plans			International Pension Plans
	Year	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	December 29,	December 30,	December 31,	December 29,	December 30,	December 31,
	2007	2006	2005	2007	2006	2005
	(In thousands)
Components of net periodic benefit cost:
Service cost	$149	$1,550	$1,683	$6,947	$4,443	$5,489
Interest Cost	17,139	16,878	17,548	8,820	7,165	7,700
Expected return on plan assets	(17,721)	(18,021)	(18,075)	(2,473)	(905)	(356)
Amortization of:
Unrecognized net loss	1,236	652	862	525	201	129
Unrecognized prior service cost	1	1	2	79	69	65
Unrecognized net transition obligation	—	—	—	56	51	49
Curtailments, settlements and terminations, net	—	—	—	653	1,197	819

	$804	$1,060	$2,020	$14,607	$12,221	$13,895

Other changes recognized in other comprehensive loss
Net loss (gain)	$6,049			$(6,430)
Amortization of:
Unrecognized net loss	(1,236)			(525)
Unrecognized prior service cost	(1)			(79)
Unrecognized net transition obligation	—			(56)
Curtailments, settlements and terminations, net	—			(653)
Foreign currency adjustment	—			646
Income taxes	(499)			860

Total recognized in other comprehensive loss	$4,313			$(6,237)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$5,117			$8,370

	OPRB Plans
	Year Ended	Year Ended	Year Ended
	December 29,	December 30,	December 31,
	2007	2006	2005
	(In thousands)
Components of net periodic benefit cost:
Service cost	$308	$282	$406
Interest cost	4,639	3,908	4,186
Amortization of:
Unrecognized net loss (gain)	95	(112)	—
Unrecognized prior service benefit	(914)	(914)	(747)
Curtailments, settlements and terminations, net	—	(1,062)	—

	$4,128	$2,102	$3,845

Other changes recognized in other comprehensive loss
Net gain	$(5,194)
Amortization of:
Unrecognized net loss	(95)
Unrecognized prior service benefit	914
Income taxes	2,271

Total recognized in other comprehensive loss	$(2,104)

Total recognized in net periodic benefit cost and other comprehensive loss, net of income taxes	$2,024

     The estimated net loss, prior service cost and transition obligation for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $2.1 million. The estimated actuarial net gain and prior service benefit for the OPRB plans that will be amortized from accumulated other comprehensive loss into periodic benefit cost over the next fiscal year is $0.9 million.
  Assumptions
     Weighted-average assumptions used to determine benefit obligations at December 29, 2007 and December 30, 2006 are as follows:

	U.S.		International
	Pension Plans		Pension Plans		OPRB Plans
	2007	2006	2007	2006	2007	2006
Rate assumptions:
Discount rate	6.25%	5.75%	7.52%	6.61%	6.44%	5.91%
Rate of compensation increase	2.50%	2.50%	5.22%	5.15%	—	—
     Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 29, 2007 and December 30, 2006 are as follows:

	U.S.		International
	Pension Plans		Pension Plans		OPRB Plans
	2007	2006	2007	2006	2007	2006
Rate assumptions:
Discount rate	5.75%	5.75%	6.61%	10.17%	5.91%	5.74%
Compensation increase	2.50%	2.50%	5.15%	7.02%	—	4.95%
Rate of return on plan assets	8.00%	8.25%	6.73%	7.12%	—	—
     International plan discount rates, assumed rates of increase in future compensation and expected long-term return on assets differ from the assumptions used for U.S. plans due to differences in the local economic conditions in the countries in which the international plans are based.
     The APBO for the Company’s U.S. OPRB plan in 2007 and 2006 was determined using the following assumed annual rate of increase in the per capita cost of covered health care benefits:

	Year Ended	Year Ended
	December 29,	December 30,
Fiscal Year	2007	2006
Health care costs trend rate assumed for next year	9%	8%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	5.5%	5.5%
Year that the rate reaches the ultimate trend rate	2012	2010
     A one-percentage-point change in assumed health care cost trend rates would have the following impact on the Company’s OPRB plans:

	One-Percentage-Point	One-Percentage-Point
	Increase	Decrease
	(In thousands)
Increase (decrease) in service and interest cost	$306	$(267)
Increase (decrease) in postretirement benefit obligation	$4,510	$(3,919)
  Plan Assets
     The Company’s U.S. pension plan weighted-average asset allocations at December 29, 2007 and December 30, 2006 by asset category, are as follows:

	Plan Assets at
	December 29,	December 30,
Asset Category	2007	2006
Fixed income securities	41%	39%
Equity securities	57%	59%
Private equity and venture capital funds	2%	2%

Total	100%	100%

     The plan’s asset allocation includes a mix of fixed income investments designed to reduce volatility and equity investments designed to maintain funding ratios and long-term financial health of the plan. The equity investments are diversified across U.S. and international stocks as well as growth, value, and small and large capitalizations.
     Private equity and venture capital funds are used to enhance long-term returns while improving portfolio diversification. The Company employs a total return investment approach whereby a mix of fixed income and equity investments is used to maximize the long-term return of plan assets with a prudent level of risk. The objectives of this strategy are to achieve full funding of the accumulated benefit obligation, and to achieve investment experience over time that will minimize pension expense volatility and minimize the Company’s contributions required to maintain full funding status. Risk tolerance is established through careful consideration of plan liabilities, plan funded status and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies and quarterly investment portfolio reviews.
     The following is the plan’s target asset mix, which management believes provides the optimal tradeoff of diversification and long-term asset growth:

Target
Asset Class	Allocation
Fixed income securities	40%
Equity securities	55%
Private equity and venture capital funds	5%
     The pension plan did not hold any of the Company’s common stock at December 29, 2007 and December 30, 2006.
     The Company determines the expected return on pension plan assets based on an expectation of average annual returns over an extended period of years. This expectation is based, in part, on the actual returns achieved by the Company’s pension plans over the prior ten-year period. The Company also considers the weighted-average historical rate of returns on securities with similar characteristics to those in which the Company’s pension assets are invested.

     The Company applies the “10% corridor” approach to amortize unrecognized actuarial gains (losses) on both its U.S. and international pension and OPRB plans. Under this approach, only actuarial gains (losses) that exceed 10% of the greater of the projected benefit obligation or the market-related value of the plan assets are amortized. The amortization period is based on the average remaining service period of active employees expected to receive benefits under each plan or over the life expectancy of inactive participants where all, or nearly all, participants are inactive. For the year ended December 29, 2007, the average remaining service period used to amortize unrecognized actuarial gains (losses) for its domestic plans was approximately 10.5 years.
  Plan Contributions and Estimated Future Benefit Payments
     During 2007, the Company contributed $6.6 million to its qualified U.S. pension plan, which included voluntary contributions above the minimum requirements for the plan. The Company will contribute approximately $8 million to its U.S. qualified plan in 2008, which is the estimated minimum funding requirement calculated under the Pension Protection Act of 2006. Future contributions to the U.S. pension plan in excess of the minimum funding requirement are voluntary and may change depending on the Company’s operating performance or at management’s discretion. The Company expects to make payments related to its other U.S. and foreign pension and OPRB plans of $20.5 million in 2008.
     The following table presents estimated future benefit payments:

		International
	U.S. Pension	Pension
Fiscal Year	Plans	Plans	OPRB Plans
	(In thousands)
2008	$24,800	$9,133	$5,782
2009	24,500	8,548	5,858
2010	24,400	9,957	5,911
2011	24,100	10,155	5,917
2012	24,000	11,084	5,790
2013-2018	116,800	68,524	26,753

Total	$238,600	$117,401	$56,011

  Defined Contribution Plans
     The Company offers defined contribution plans to eligible employees. Such employees may defer a percentage of their annual compensation in accordance with plan guidelines. Some of these plans provide for a Company match that is subject to a maximum contribution as defined by the plan. Company contributions to its defined contribution plans totaled $9.3 million, $9.4 million and $9.6 million in the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.
  Multi-Employer Plans
     The Company is also party to various industry-wide collective bargaining agreements that provide pension benefits. Total contributions to these plans for eligible participants were approximately $2.8 million, $3.7 million and $3.6 million in the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.
Note 13 — Shareholders’ Equity
     The Company’s authorized share capital as of December 29, 2007 and December 30, 2006 consisted of 1,000 shares of $0.001 par value common stock of which 1,000 shares were issued and outstanding. All issued and outstanding shares are owned by DHC, a Delaware limited liability company and a direct wholly-owned subsidiary of DHM Holding Company, Inc. (“HoldCo”).
Dividends

     The Company did not declare or pay a dividend to its parent during the year ended December 29, 2007. During the year ended December 30, 2006, the Company declared and paid dividends of $163.7 million to DHC. During the year ended December 31, 2005, the Company declared and paid dividends of $77.3 million to DHC. As planned, the dividends were a partial return of the $100 million capital contribution made to the Company by DHC during 2004.
     The Company’s ability to declare dividends is limited under the terms of its senior secured credit facilities and bond indentures. As of December 29, 2007, the Company had no ability to declare and pay dividends or other similar distributions.
  Capital Contributions and Return of Capital
     There were no capital contributions or return of capital transactions during the year ended December 29, 2007.
     On March 3, 2006, HoldCo executed a $150 million senior secured term loan agreement. In March 2006, HoldCo contributed $28.4 million to its wholly-owned subsidiary, DHC, the Company’s immediate parent, which contributed the funds to the Company. As planned, in October 2006, the Company declared a cash capital repayment of $28.4 million to DHC, returning the $28.4 million capital contribution made by DHC in March 2006. The Company repaid this amount during the fourth quarter of 2006.
     On October 4, 2006, the Company loaned $31 million to DHC, which then dividended the funds to HoldCo for contribution to Westlake Wellbeing Properties, LLC. In connection with this funding, an intercompany loan agreement was entered into between DHC and the Company. DHC has no operations and would need to repay the loan with a dividend from the Company, a contribution from HoldCo, or through a financing transaction. It is currently anticipated that amounts under the intercompany loan agreement will be replaced with dividend proceeds or, the loan would be forgiven in the future. The Company has accounted for the intercompany loan as a distribution of additional paid-in capital.
  Comprehensive Income (Loss)
     Comprehensive income (loss) consists of changes to shareholders’ equity, other than contributions from or distributions to shareholders, and net income (loss). The Company’s other comprehensive income (loss) principally consists of unrealized foreign currency translation gains and losses, unrealized gains and losses on cash flow hedging instruments and pension liability. The components of, and changes in, accumulated other comprehensive income (loss) are presented in the Company’s Consolidated Statements of Shareholders’ Equity.
Note 14 — Business Segments
     As discussed in Note 3, the Company approved and committed to a formal plan to divest its fresh-cut flowers operating segment and accordingly reclassified the results of operations to discontinued operations. As a result of this reclassification of the fresh-cut flowers segment, the Company now has three reportable operating segments.
     The Company has three reportable operating segments: fresh fruit, fresh vegetables and packaged foods. These reportable segments are managed separately due to differences in their products, production processes, distribution channels and customer bases.
     Management evaluates and monitors segment performance primarily through, among other measures, earnings before interest expense and income taxes (“EBIT”). EBIT is calculated by adding interest expense and income taxes to income (loss) from continuing operations. Management believes that segment EBIT provides useful information for analyzing the underlying business results as well as allowing investors a means to evaluate the financial results of each segment in relation to the Company as a whole. EBIT is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered in isolation or as a substitute for net income or cash flow measures prepared in accordance with GAAP or as a measure of the Company’s profitability. Additionally, the Company’s computation of EBIT may not be comparable to other similarly titled measures computed by other companies, because not all companies calculate EBIT in the same fashion.

     In the tables below, only revenues from external customers and EBIT reflect results from continuing operations. Total assets, tangible long-lived assets, depreciation and amortization and capital additions reflect results from continuing and discontinued operations for 2007, 2006 and 2005.
     The results of operations and financial position of the three reportable operating segments and corporate were as follows:

  Results of Operations:

	2007	2006	2005
	(In thousands)
Revenues from external customers
Fresh fruit	$4,736,902	$3,968,963	$3,699,060
Fresh vegetables	1,059,401	1,082,416	1,083,227
Packaged foods	1,023,257	938,336	854,230
Corporate	1,252	1,148	1,049

	$6,820,812	$5,990,863	$5,637,566

EBIT
Fresh fruit	$170,598	$103,891	$204,234
Fresh vegetables	(21,725)	(7,301)	11,375
Packaged foods	78,492	91,392	87,495

Total operating segments	227,365	187,982	303,104
Corporate	(70,247)	(32,713)	(70,298)
Interest expense	(194,851)	(174,715)	(142,452)
Income taxes	(4,054)	(22,609)	(45,011)

Income (loss) from continuing operations, net of income taxes	$(41,787)	$(42,055)	$45,343

     Corporate EBIT includes general and administrative costs not allocated to operating segments.
     Substantially all of the Company’s equity earnings in unconsolidated subsidiaries, which have been included in EBIT in the table above, relate to the fresh fruit operating segment.
  Financial Position:

	December 29,	December 30,
	2007	2006
	(In thousands)
Total assets
Fresh fruit	$2,528,169	$2,451,518
Fresh vegetables	476,501	479,217
Packaged foods	693,515	653,077

Total operating segments	3,698,185	3,583,812
Corporate	832,121	913,067
Fresh-cut flowers — discontinued operation	112,578	115,477

	$4,642,884	$4,612,356

     Depreciation and amortization and capital additions by segment were as follows:

	2007	2006	2005
	(In thousands)
Depreciation and amortization
Fresh fruit	$96,480	$92,196	$93,860
Fresh vegetables	18,414	15,744	15,602
Packaged foods	32,989	31,454	30,704
Corporate	3,498	4,136	3,744

Total operating segments	$151,381	$143,530	$143,910
Discontinued operations	4,224	5,817	5,899

	$155,605	$149,347	$149,809

Capital additions
Fresh fruit	$52,511	$41,286	$99,887
Fresh vegetables	27,433	52,990	17,691
Packaged foods	23,913	19,728	21,845
Corporate	158	975	1,533

Total operating segments	$104,015	$114,979	$140,956
Discontinued operations	3,215	4,356	5,350

	$107,230	$119,335	$146,306

     The Company’s revenues from external customers and tangible long-lived assets by country/region were as follows:

	2007	2006	2005
	(In thousands)
Revenues from external customers
United States	$2,669,933	$2,580,820	$2,484,300
Japan	590,218	578,504	640,854
Sweden	474,139	354,390	479,787
Germany	470,570	439,741	406,479
United Kingdom	329,999	108,040	50,827
Canada	262,216	222,846	139,710
Other Euro zone countries	807,516	742,279	669,861
Other international	1,216,221	964,243	765,748

	$6,820,812	$5,990,863	$5,637,566

     In the Other international category above, there are no individual countries whose revenues from external customers are considered material.

	December 29,	December 30,
	2007	2006
	(In thousands)
Tangible long-lived assets
United States	$654,051	$706,929
Oceangoing assets	161,531	195,906
Philippines	148,786	136,228
Costa Rica	97,576	120,088
Honduras	77,093	80,513
Chile	56,974	75,844
Ecuador	54,254	69,772
Other international	245,461	228,633

	$1,495,726	$1,613,913

Note 15 — Operating Leases and Other Commitments
     In addition to obligations recorded on the Company’s Consolidated Balance Sheet as of December 29, 2007, the Company has commitments under cancelable and non-cancelable operating leases, primarily for land, equipment and office warehouse facilities. A significant portion of the Company’s lease payments are fixed. Total rental expense, including rent related to cancelable and non-cancelable leases, was $169.2 million, $153 million and $130 million (net of sublease income of $16.6 million, $16.4 million and $15.9 million) for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.
     The Company modified the terms of its corporate aircraft lease agreement during 2007. The modification primarily extended the lease period from terminating in 2010 to 2018. The Company’s corporate aircraft lease agreement includes a residual value guarantee of up to $4.8 million at the termination of the lease in 2018.
     As of December 29, 2007, the Company’s non-cancelable minimum lease commitments, including residual value guarantees, before sublease income, were as follows (in thousands):

Fiscal Year	Amount
2008	$122,728
2009	80,507
2010	70,171
2011	53,913
2012	32,194
Thereafter	102,695

Total	$462,208

     Total expected future sublease income is $44.6 million.

     In order to secure sufficient product to meet demand and to supplement the Company’s own production, the Company has entered into non-cancelable agreements with independent growers primarily in Latin America to purchase substantially all of their production subject to market demand and product quality as well as with food manufacturers. Prices under these agreements are generally fixed and contract terms range from one to sixteen years. Total purchases under these agreements were $564.5 million, $474.5 million and $433.4 million for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.
     At December 29, 2007, aggregate future payments under such purchase commitments (based on December 29, 2007 pricing and volumes) are as follows (in thousands):

Fiscal Year	Amount
2008	$491,264
2009	343,762
2010	279,403
2011	228,343
2012	86,095
Thereafter	73,578

Total	$1,502,445

     In order to ensure a steady supply of packing supplies and to maximize volume incentive rebates, the Company has entered into contracts with certain suppliers for the purchase of packing supplies, as defined in the respective agreements, over periods of up to three years. Purchases under these contracts for the years ended December 29, 2007, December 30, 2006 and December 31, 2005 were approximately $272.7 million, $207.6 million and $227.3 million, respectively.
     Under these contracts, the Company was committed at December 29, 2007, to purchase packing supplies, assuming current price levels, as follows (in thousands):

Fiscal Year	Amount
2008	$249,125
2009	83,685
2010	55,185
2011	—
2012	—
Thereafter	—

Total	$387,995

     The Company also has an airfreight contract with a company to transport product from Latin America to the United States. Payments under this contract were $17.6 million $22.4 million and $18.9 million for 2007, 2006 and 2005, respectively. The contract expires in 2011. Estimated payments for 2008, 2009 and 2010 are $11.7 million each year and for 2011 are $8.3 million.
     The Company has numerous collective bargaining agreements with various unions covering approximately 33% of the Company’s hourly full-time and seasonal employees. Of the unionized employees, 35% are covered under a collective bargaining agreement that will expire within one year and the remaining 65% are covered under collective bargaining agreements expiring beyond the upcoming year. These agreements are subject to periodic negotiation and renewal. Failure to renew any of these collective bargaining agreements may result in a strike or work stoppage; however, management does not expect that the outcome of these negotiations and renewals will have a material adverse impact on the Company’s financial condition or results of operations.
Note 16 — Derivative Financial Instruments
     The Company is exposed to foreign currency exchange rate fluctuations, bunker fuel price fluctuations and interest rate changes in the normal course of its business. As part of its risk management strategy, the Company uses derivative instruments to hedge certain foreign currency, bunker fuel and interest rate exposures. The Company’s objective is to offset gains and losses resulting from these exposures with losses and gains on the derivative contracts used to hedge them, thereby reducing volatility of earnings. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“FAS 133”), establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability and measured at fair value. FAS 133 also requires that changes in the derivative’s fair value be recognized currently in earnings unless specific criteria are met and that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. For those instruments that qualify for hedge accounting as cash flow hedges, any unrealized gains or losses are included in accumulated other comprehensive income (loss), with the corresponding asset or liability recorded on the balance sheet. Any portion of a cash flow hedge that is deemed to be ineffective is recognized into current period earnings. When the transaction underlying the hedge is recognized into earnings, the related other comprehensive income (loss) is reclassified to current period earnings.
     Through the first quarter of 2007, all of the Company’s derivative instruments were designated as effective hedges of cash flows as defined by FAS 133. However, during the second quarter of 2007, the Company elected to discontinue its designation of both its foreign currency and bunker fuel hedges as cash flow hedges under FAS 133. The interest rate swap will continue to be accounted for as a cash flow hedge under FAS 133. As a result, all changes in the fair value of the Company’s derivative financial instruments from the time of discontinuation of hedge accounting are reflected in the Company’s consolidated statement of operations Gains and losses on foreign currency and bunker fuel hedges are now recorded as a component of cost of products sold in the consolidated statement of operations. Gains and losses related to the interest rate swap are recorded as a component of interest expense in the consolidated statements of operations.
     The Company estimates the fair values of its derivatives based on quoted market prices or pricing models using current market rates and records all derivatives on the balance sheet at fair value.
  Foreign Currency Hedges
     Some of the Company’s divisions operate in functional currencies other than the U.S. dollar. As a result, the Company enters into cash flow derivative instruments to hedge portions of anticipated revenue streams and operating expenses. At December 29, 2007, the Company had forward contract hedges for forecasted revenue transactions denominated in the Japanese yen, the Euro and the Canadian dollar and for forecasted operating expenses denominated in the Chilean peso and Thai baht. The Company uses foreign currency exchange forward contracts and participating forward contracts to reduce its risk related to anticipated dollar equivalent foreign currency cash flows.
     In addition, the net assets of some of the Company’s foreign subsidiaries are exposed to foreign currency translation gains and losses, which are included as a component of accumulated other comprehensive income (loss) in shareholders’ equity. The Company has historically not attempted to hedge this equity risk.
     The Company recorded gains of $2 million, $2.2 million and $1.5 million for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively, related to the settlement of foreign currency exchange contracts. Additionally, during the fourth quarter of 2007, the Company settled early its Philippine peso hedges and Colombian peso hedges that were expected to settle during 2008, realizing gains of $10.7 million. These gains and losses were included as a component of cost of products sold in the consolidated statements of operations for 2007, 2006 and 2005.
     For fiscal 2007, included in discontinued operations are realized foreign currency hedge gains of $6 million, which include $2 million related to the early settlement of Colombian peso hedges.

     At December 29, 2007, the gross notional value and unrecognized gains (losses) of the Company’s foreign currency hedges were as follows:

	Gross Notional Value
				Unrecognized
	Participating			Gains	Average Strike	Settlement
	Forwards	Forwards	Total	(Losses)	Price	Year
	(In thousands)
Foreign Currency Hedges (Buy/Sell)
U.S. Dollar/Japanese Yen	$137,610	$3,784	$141,394	$(1,265)	JPY 113.6	2008
U.S. Dollar/Euro	265,025	—	265,025	(8,378)	EUR 1.37	2008/2009
U.S. Dollar/Canadian Dollar	—	43,446	43,446	(2,932)	CAD 1.05	2008
Chilean Peso/U.S. Dollar	—	27,525	27,525	303	CLP 505	2008
Thai Baht/U.S. Dollar	45,050	37,011	82,061	207	THB 33.7	2008

Total	$447,685	$111,766	$559,451	$(12,065)

     For foreign currency hedges, unrecognized gain (losses) represent the fair market value of these instruments and are recorded in the consolidated balance sheet as either current assets or current liabilities.
     At December 30, 2006 the Company had outstanding hedges denominated in the Japanese yen, the Euro, the Canadian dollar, the Chilean peso, the Colombian peso and the Philippine peso. The unrecognized gain associated with these hedges was $3.5 million at December 30, 2006.
 Bunker Fuel Hedges
     The Company enters into bunker fuel hedges for its shipping operations to reduce its risk related to price fluctuations on anticipated bunker fuel purchases. At December 29, 2007, the gross notional value and unrecognized gain (in thousands) of the Company’s bunker fuel hedges were as follows:

		Unrecognized		Settlement
	Notional Volume	Gain	Average Price	Year
	(Metric tons)	(In thousands)	(Per metric ton)
Bunker Fuel Hedges:
Rotterdam	8,891	$749	$312	2008
     At December 29, 2007, the fair value of the bunker fuel hedges was an asset of $1.1 million. The difference between the fair value and unrecognized gain of $0.4 million relates to unsettled bunker fuel hedges that received FAS 133 treatment prior to the discontinuation of hedge accounting during the second quarter of 2007. At December 30, 2006, the fair value of the bunker fuel hedges, a liability of $2.5 million, included an ineffective loss component of approximately $1.1 million.
     The Company recorded a gain of $3.9 million and a loss of $3.5 million related to the settlement of bunker fuel contracts for the years ended December 29, 2007 and December 30, 2006, respectively.
 Interest Rate and Cross Currency Swaps
     As discussed in Note 11, the Company completed an amendment and restatement of its senior secured credit facilities in April 2006. As a result of this refinancing transaction, the Company recognized a gain of $6.5 million related to the settlement of its interest rate swap associated with its then existing Term Loan A. This amount was recorded to other income (expense), net in the consolidated statement of operations for the year ended December 30, 2006.
     In June 2006, subsequent to the refinancing transaction, the Company entered into an interest rate swap in order to hedge future changes in interest rates. This agreement effectively converted $320 million of borrowings under

Term Loan C, which was variable-rate debt, to a fixed-rate basis through June 2011. The interest rate swap fixed the interest rate at 7.24%. The paying and receiving rates under the interest rate swap were 5.49% and 5.24% as of December 29, 2007, with an outstanding notional amount of $320 million. The critical terms of the interest rate swap were substantially the same as those of Term Loan C, including quarterly principal and interest settlements. The interest rate swap hedge has been designated as an effective hedge of cash flows as defined by FAS 133. The fair value of the interest rate swap was a liability of $15.9 million and $6.4 million at December 29, 2007 and December 30, 2006, respectively. For both 2007 and 2006, $0.4 million was recognized as interest expense in the consolidated statements of operations related to net payments of the interest rate swap.
     In addition, in June 2006, the Company executed a cross currency swap to synthetically convert $320 million of Term Loan C into Japanese yen denominated debt in order to effectively lower the U.S. dollar fixed interest rate of 7.24% to a Japanese yen interest rate of 3.60%. Payments under the cross currency swap were converted from U.S. dollars to Japanese yen at an exchange rate of ¥111.92 Japanese yen to U.S. dollars. The cross currency swap does not qualify for hedge accounting and as a result all gains and losses are recorded through other income (expense) in the consolidated statement of operations. The fair value of the cross currency swap was an asset of $9.9 million and $20.7 million at December 29, 2007 and December 30, 2006, respectively. Realized gains related to settlements of the cross currency swap amounted to $12.8 million and $4.1 million for 2007 and 2006, respectively. These gains are recorded through other income (expense) in the consolidated statement of operations.
 Credit Risk
     The counterparties to the foreign currency exchange forward contracts, bunker fuel hedges and the interest rate swap consist of a number of major international financial institutions. The Company has established counterparty guidelines and regularly monitors its positions and the financial strength of these institutions. While counterparties to hedging contracts expose the Company to credit-related losses in the event of a counterparty’s non-performance, the risk would be limited to the unrealized gains on such affected contracts. The Company does not anticipate any such losses.
Note 17 — Contingencies
     The Company is a guarantor of indebtedness to some of its key fruit suppliers and other entities integral to the Company’s operations. At December 29, 2007, guarantees of $3.5 million consisted primarily of amounts advanced under third-party bank agreements to independent growers that supply the Company with product. The Company has not historically experienced any significant losses associated with these guarantees.
     The Company issues letters of credit and bank guarantees through its ABL revolver and it pre-funded letter of credit facilities, and, in addition, separately through major banking institutions. The Company also provides insurance company issued bonds. These letters of credit, bank guarantees and insurance company bonds are required by certain regulatory authorities, suppliers and other operating agreements. As of December 29, 2007, total letters of credit, bank guarantees and bonds outstanding under these arrangements were $141 million, of which $4.3 million were issued under its pre-funded letter of credit facility.
     The Company also provides various guarantees, mostly to foreign banks, in the course of its normal business operations to support the borrowings, leases and other obligations of its subsidiaries. The Company guaranteed $217.1 million of its subsidiaries’ obligations to their suppliers and other third parties as of December 29, 2007.
     The Company has change of control agreements with certain key executives, under which severance payments and benefits would become payable in the event of specified terminations of employment following a change of control (as defined) of the Company.
     The Company is involved from time to time in claims and legal actions incidental to its operations, both as plaintiff and defendant. The Company has established what management currently believes to be adequate reserves for pending legal matters. These reserves are established as part of an ongoing worldwide assessment of claims and legal actions that takes into consideration such items as changes in the pending case load (including resolved and new matters), opinions of legal counsel, individual developments in court proceedings, changes in the law, changes in business focus, changes in the litigation environment, changes in opponent strategy and tactics, new developments as a result of ongoing discovery, and past experience in defending and settling similar claims. In the opinion of management, after consultation with outside counsel, the claims or actions to which the Company is a party are not expected to have a material adverse effect, individually or in the aggregate, on the Company’s financial condition or results of operations.
     A significant portion of the Company’s legal exposure relates to lawsuits pending in the United States and in several foreign countries, alleging injury as a result of exposure to the agricultural chemical DBCP (1,2-dibromo-3-chloropropane). DBCP was manufactured by several chemical companies including Dow and Shell and registered by the U.S. government for use on food crops. The Company and other growers applied DBCP on banana farms in Latin America and the Philippines and on pineapple farms in Hawaii. Specific periods of use varied among the different locations. The Company halted all purchases of DBCP, including for use in foreign countries, when the U.S. EPA cancelled the registration of DBCP for use in the United States in 1979. That cancellation was based in part on a 1977 study by a manufacturer which indicated an apparent link between male sterility and exposure to DBCP among factory workers producing the product, as well as early product testing done by the manufacturers showing testicular effects on animals exposed to DBCP. To date, there is no reliable evidence demonstrating that field application of DBCP led to sterility among farm workers, although that claim is made in the pending lawsuits. Nor is there any reliable scientific evidence that DBCP causes any other injuries in humans, although plaintiffs in the various actions assert claims based on cancer, birth defects and other general illnesses.
     Currently there are 444 lawsuits, in various stages of proceedings, alleging injury as a result of exposure to DBCP, seeking enforcement of Nicaraguan judgments, or seeking to bar Dole’s efforts to resolve DBCP claims in Nicaragua. Twenty-two of these lawsuits are currently pending in various jurisdictions in the United States. Of the 22 U.S. lawsuits, nine have been brought by foreign workers who allege exposure to DBCP in countries where Dole did not have operations during the relevant time period. One case pending in Los Angeles Superior Court with 12 Nicaraguan plaintiffs resulted in initial verdicts of approximately $5 million in damages against Dole in favor of six of the plaintiffs. As a result of the court’s March 7, 2008 favorable rulings on Dole’s post-verdict motions, the damages against Dole have now been reduced to $1.58 million in total compensatory awards to four of the plaintiffs; and the court granted Dole’s motion for a new trial as to the claims of one of the plaintiffs. Judgment is expected to be entered on March 31, 2008. The remaining cases are pending in Latin America and the Philippines, including 212 labor cases pending in Costa Rica under that country’s national insurance program. Claimed damages in DBCP cases worldwide total approximately $42.3 billion, with lawsuits in Nicaragua representing approximately 85% of this amount. In almost all of the non-labor cases, the Company is a joint defendant with the major DBCP manufacturers and, typically, other banana growers. Except as described below, none of these lawsuits has resulted in a verdict or judgment against the Company.
     In Nicaragua, 189 cases are currently filed in various courts throughout the country, with all but one of the lawsuits brought pursuant to Law 364, an October 2000 Nicaraguan statute that contains substantive and procedural provisions that Nicaragua’s Attorney General formally opined are unconstitutional. In October 2003, the Supreme Court of Nicaragua issued an advisory opinion, not connected with any litigation, that Law 364 is constitutional.
     Twenty-four cases have resulted in judgments in Nicaragua: $489.4 million (nine cases consolidated with 468 claimants) on December 11, 2002; $82.9 million (one case with 58 claimants) on February 25, 2004; $15.7 million (one case with 20 claimants) on May 25, 2004; $4 million (one case with four claimants) on May 25, 2004; $56.5 million (one case with 72 claimants) on June 14, 2004; $64.8 million (one case with 86 claimants) on June 15, 2004; $27.7 million (one case with 39 claimants) on March 17, 2005; $98.5 million (one case with 150 claimants) on August 8, 2005; $46.4 million (one case with 62 claimants) on August 20, 2005; $809 million (six cases consolidated with 1,248 claimants) on December 1, 2006; and $38.4 million (one case with 192 claimants) on November 14, 2007. The Company has appealed all judgments, with the Company’s appeal of the August 8, 2005 $98.5 million judgment and of the December 1, 2006 $809 million judgment currently pending before the Nicaragua Court of Appeal.
     There are 26 active cases currently pending in civil courts in Managua (15), Chinandega (10) and Puerto Cabezas (1), all of which have been brought under Law 364 except for one of the cases pending in Chinandega. In the 25 active cases under Law 364, except for six cases in Chinandega and five cases in Managua, where the Company has not yet been ordered to answer, the Company has sought to have the cases returned to the United States pursuant to Law 364. A Chinandega court in one case has ordered the plaintiffs to respond to our request. In the other 2 active cases under Law 364 pending there, the Chinandega courts have denied the Company’s requests; and the court in Puerto Cabezas has denied the Company’s request in the one case there. The Company’s requests in ten of the cases in Managua are still pending; and the Company expects to make similar requests in the remaining five cases at the appropriate time. The Company has appealed the decision of the court in Puerto Cabezas and the 2 decisions of the courts in Chinandega.
     The claimants’ attempted enforcement of the December 11, 2002 judgment for $489.4 million in the United States resulted in a dismissal with prejudice of that action by the United States District Court for the Central District of California on October 20, 2003. The claimants have voluntarily dismissed their appeal of that decision, which was pending before the United States Court of Appeals for the Ninth Circuit. Defendants’ motion for sanctions against Plaintiffs’ counsel is still pending before the Court of Appeals in that case.
     Claimants have also indicated their intent to seek enforcement of the Nicaraguan judgments in Colombia, Ecuador, Venezuela and other countries in Latin America and elsewhere, including the United States. There is one case pending in Federal District Court in Miami, Florida seeking enforcement of the August 8, 2005 $98.5 million Nicaraguan judgment. In Venezuela, the claimants have attempted to enforce five of the Nicaraguan judgments in that country’s Supreme Court: $489.4 million (December 11, 2002); $82.9 million (February 25, 2004); $15.7 million (May 25, 2004); $56.5 million (June 14, 2004); and $64.8 million (June 15, 2004). These cases are currently inactive. An action filed to enforce the $27.7 million Nicaraguan judgment (March 17, 2005) in the Colombian Supreme Court was dismissed. In Ecuador, the claimants attempted to enforce the five Nicaraguan judgments issued between February 25, 2004 through June 15, 2004 in the Ecuador Supreme Court. The First, Second and Third Chambers of the Ecuador Supreme Court issued rulings refusing to consider those enforcement actions on the ground that the Supreme Court was not a court of competent jurisdiction for enforcement of a foreign judgment. The plaintiffs subsequently refiled those five enforcement actions in the civil court in Guayaquil, Ecuador. Two of these subsequently filed enforcement actions have been dismissed by the 3rd Civil Court — $15.7 million (May 25, 2004) — and the 12th Civil Court — $56.5 million (June 14, 2004) — in Guayaquil; plaintiffs have sought reconsideration of those dismissals. The remaining three enforcement actions are still pending.
     The Company believes that none of the Nicaraguan judgments will be enforceable against any Dole entity in the U.S. or in any other country, because Nicaragua’s Law 364 is unconstitutional and violates international principles of due process. Among other things, Law 364 is an improper “special law” directed at particular parties; it requires defendants to pay large, non-refundable deposits in order to even participate in the litigation; it provides a severely truncated procedural process; it establishes an irrebuttable presumption of causation that is contrary to the evidence and scientific data; and it sets unreasonable minimum damages that must be awarded in every case.
     On October 23, 2006, Dole announced that Standard Fruit de Honduras, S.A. reached an agreement with the Government of Honduras and representatives of Honduran banana workers. This agreement establishes a Worker Program that is intended by the parties to resolve in a fair and equitable manner the claims of male banana workers alleging sterility as a result of exposure to the agricultural chemical DBCP. The Honduran Worker Program will not have a material effect on Dole’s financial condition or results of operations. The official start of the Honduran Worker Program was announced on January 8, 2007. On August 15, 2007, Shell Oil Company was included in the Worker Program.
     As to all the DBCP matters, the Company has denied liability and asserted substantial defenses. While Dole believes there is no reliable scientific basis for alleged injuries from the agricultural field application of DBCP, Dole continues to seek reasonable resolution of other pending litigation and claims in the U.S. and Latin America. For example, as in Honduras, Dole is committed to finding a prompt resolution to the DBCP claims in Nicaragua, and is prepared to pursue a structured worker program in Nicaragua with science-based criteria. Although no assurance can be given concerning the outcome of these cases, in the opinion of management, after consultation with legal counsel and based on past experience defending and settling DBCP claims, the pending lawsuits are not expected to have a material adverse effect on the Company’s financial condition or results of operations.
     European Union Antitrust Inquiry and U.S. Class Action Lawsuits: On July 25, 2007, the Company was informed that the European Commission (“EC”) had adopted a Statement of Objections against the Company, and other unrelated banana companies, alleging violations of the European competition (antitrust) laws by the banana companies within the European Economic Area (EEA). This Statement of Objections follows searches carried out by the European Commission in June 2005 at certain banana importers and distributors, including two of the Company’s offices. Recently, on November 28 and 29, 2007, the EC conducted searches of certain of the Company’s offices in Italy and Spain, as well of other companies’ offices located in these countries.
     A Statement of Objections is a procedural step in the EC’s antitrust investigation, in which the EC communicates its preliminary view with respect to a possible infringement of European competition laws. The EC will review Dole’s written and oral responses to the Statement of Objections in order to determine whether to issue a final Decision. Any Decision (including any fines that may be assessed under the Decision) will be subject to appeal to the European Court of First Instance and the European Court of Justice. The Company continues to cooperate with the EC in order to provide the Commission with a full and transparent understanding of the banana market. Although no assurances can be given concerning the course or outcome of the EC investigation, the Company believes that it has not violated the European competition laws.
     Following the public announcement of the EC searches, a number of class action lawsuits were filed against the Company and three competitors in the U.S. District Court for the Southern District of Florida. The lawsuits were filed on behalf of entities that directly or indirectly purchased bananas from the defendants and were consolidated into two separate putative class action lawsuits: one by direct purchasers (customers); and another by indirect purchasers (those who purchased bananas from customers). On June 26, 2007, Dole entered into settlement agreements resolving these putative consolidated class action lawsuits filed by the direct purchasers and indirect purchasers. The Court entered final judgment orders approving the settlement agreements on November 21, 2007. The direct purchaser settlement is now completed. The indirect purchaser agreement is currently under appeal by a single party. The Company did not admit any wrongdoing in these settlements and continues to believe they were totally without merit; however, the Company elected to settle these lawsuits to bring a final conclusion to this litigation, which had been ongoing since 2005. Neither settlement will have a material adverse effect on the Company’s financial condition or results of operations.
     Honduran Tax Case: In 2005, the Company received a tax assessment from Honduras of approximately $137 million (including the claimed tax, penalty, and interest through the date of assessment) relating to the disposition of all of the Company’s interest in Cervecería Hondureña, S.A. in 2001. The Company believes the assessment is without merit and filed an appeal with the Honduran tax authorities, which was denied. As a result of the denial in the administrative process, in order to negate the tax assessment, on August 5, 2005, the Company proceeded to the next stage of the appellate process by filing a lawsuit against the Honduran government, in the Honduran Administrative Tax Trial Court. The Honduran government is seeking dismissal of the lawsuit and attachment of assets, which the Company is challenging. The Honduran Supreme Court affirmed the decision of the Honduran intermediate appellate court that a statutory prerequisite to challenging the tax assessment on the merits is the payment of the tax assessment or the filing of a payment plan with the Honduran courts; Dole is now challenging the constitutionality of the statute requiring such payment or payment plan. Although no assurance can be given concerning the outcome of this case, in the opinion of management, after consultation with legal counsel, the pending lawsuits and tax-related matters are not expected to have a material adverse effect on the Company’s financial condition or results of operations.
     Hurricane Katrina Cases: Dole is one of a number of parties sued, including the Mississippi State Port Authority as well as other third-party terminal operators, in connection with the August 2005 Hurricane Katrina. The plaintiffs assert that they suffered property damage because of the defendants’ alleged failure to reasonably secure shipping containers at the Gulfport, Mississippi port terminal before Hurricane Katrina hit. Dole believes that it took reasonable precautions and that property damage was due to the unexpected force of Hurricane Katrina, a Category 5 hurricane that was one of the costliest disasters in U.S. history. Dole expects that this Katrina-related litigation will not have a material adverse effect on its financial condition or results of operations.
     Spinach E. coli Outbreak: On September 15, 2006, Natural Selection Foods LLC recalled all packaged fresh spinach that Natural Selection Foods produced and packaged with Best-If-Used-By dates from August 17 through October 1, 2006, because of reports of illness due to E. coli O157:H7 following consumption of packaged fresh spinach produced by Natural Selection Foods. These packages were sold under 28 different brand names, only one of which was ours. At that time, Natural Selection Foods produced and packaged all of our spinach items. On September 15, 2006, Dole announced that it supported the voluntary recall issued by Natural Selection Foods. Dole has no ownership or other economic interest in Natural Selection Foods.

     The U.S. Food and Drug Administration announced on September 29, 2006 that all spinach implicated in the current outbreak has traced back to Natural Selection Foods. The FDA stated that this determination was based on epidemiological and laboratory evidence obtained by multiple states and coordinated by the Centers for Disease Control and Prevention. The trace back investigation has narrowed to four implicated fields on four ranches. FDA and the State of California announced October 12, 2006 that the test results for certain samples collected during the field investigation of the outbreak of E. coli O157:H7 in spinach were positive for E. coli O157:H7. Specifically, samples of cattle feces on one of the implicated ranches tested positive based on matching genetic fingerprints for the same strain of E. coli O157:H7 found in the infected persons.
     To date, 204 cases of illness due to E. coli O157:H7 infection have been reported to the Centers for Disease Control and Prevention (203 in 26 states and one in Canada) including 31 cases involving a type of kidney failure called Hemolytic Uremic Syndrome (HUS), 104 hospitalizations, and three deaths. Dole expects that the vast majority of the spinach E. coli O157:H7 claims will be handled outside the formal litigation process. Since Natural Selection Foods, not Dole, produced and packaged the implicated spinach products, Dole has tendered the defense of these and other claims to Natural Selection Foods and its insurance carriers and has sought indemnity from Natural Selection Foods, based on the provisions of the contract between Dole and Natural Selection Foods. The company (and its insurance carriers) that grew the implicated spinach for Natural Selection Foods is involved in the resolution of the E. coli O157:H7 claims. Dole expects that the spinach E. coli O157:H7 matter will not have a material adverse effect on Dole’s financial condition or results of operations.
Note 18 — Related Party Transactions
     David H. Murdock, the Company’s Chairman, owns, inter alia, Castle, a transportation equipment leasing company, a private dining club and a hotel. During the years ended December 29, 2007, December 30, 2006 and December 31, 2005, the Company paid Mr. Murdock’s companies an aggregate of approximately $7.2 million, $7.6 million and $7.3 million, respectively, primarily for the rental of truck chassis, generator sets and warehousing services. Castle purchased approximately $0.7 million, $1.1 million and $4 million of products from the Company during the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.

     The Company and Castle are responsible for 68% and 32%, respectively, of all obligations under an aircraft lease arrangement. Each party is responsible for the direct costs associated with its use of this aircraft, and all other indirect costs are shared proportionately. During the year ended December 29, 2007, December 30, 2006 and December 31, 2005, the Company’s proportionate share of the direct and indirect costs for this aircraft was $2 million, $1.9 million and $1.9 million, respectively.
     The Company and Castle operate their risk management departments on a joint basis. Insurance procurement and premium costs are based on the relative risk borne by each company as determined by the insurance underwriters. Administrative costs of the risk management department, which were not significant, are shared on a 50-50 basis.
     The Company retains risk for commercial property losses sustained by the Company and Castle totaling $4 million in the aggregate and $4 million per occurrence, above which the Company has coverage provided through third-party insurance carriers. The arrangement provides for premiums to be paid to the Company by Castle in exchange for the Company’s retained risk. The Company received approximately $0.6 million, $0.6 million and $0.7 million from Castle during 2007, 2006 and 2005, respectively. The Company paid approximately $0.2 million and $0.2 million to Castle for property losses in 2007 and 2006, respectively.
     The Company had a number of other transactions with Castle and other entities owned by Mr. Murdock, generally on an arms-length basis, none of which, individually or in the aggregate, were material. The Company had outstanding net accounts receivable of $0.5 million and a note receivable of $10.2 million due from Castle at December 29, 2007 and outstanding net accounts payable of $5.6 million to Castle at December 30, 2006. The net accounts payable balance of $5.6 million included $5.2 million related to the reimbursement of entitlement costs for partnership land parcels held-for-sale, which were sold in 2007.
     In the first quarter of 2007, the Company and Castle executed a lease agreement pursuant to which the Company’s fresh vegetables operations occupy an office building in Monterey, California, which is owned by Castle. The Company occupied the building in 2006 and recorded $0.6 million of rent expense. Rent expense for the year ended December 29, 2007 was $1 million.
Note 19 — Impact of Hurricane Katrina
     During the third quarter of 2005, the Company’s operations in the Gulf Coast area of the United States were impacted by Hurricane Katrina. The Company’s fresh fruit division utilizes the Gulfport, Mississippi port facility to receive and store product from its Latin American operations. The Gulfport facility, which is leased from the Mississippi Port Authority, incurred significant damage from Hurricane Katrina. As a result of the damage sustained at the Gulfport terminal, the Company diverted shipments to other Dole port facilities including Freeport, Texas; Port Everglades, Florida; and Wilmington, Delaware. The Company resumed discharging shipments of fruit and other cargo in Gulfport during the fourth quarter of 2005. The rebuilding of the Company’s Gulfport facility was completed during 2007.
     The financial impact to the Company’s fresh fruit operations included the loss of cargo and equipment, property damage and additional costs associated with re-routing product to other ports in the region. Equipment that was destroyed or damaged included refrigerated and dry shipping containers, as well as chassis and generator-sets used for land transportation of the shipping containers. The Company maintains customary insurance for its property, including shipping containers, as well as for business interruption.
     The Hurricane Katrina related expenses, insurance proceeds and net gain (loss) on the settlement of the claims for 2007, 2006, and 2005 are as follows:

	2007	2006	2005	Cumulative
	(In thousands)
Total Cargo and Property Policies:
Expenses	$(551)	$(1,768)	$(10,088)	$(12,407)
Insurance proceeds	9,607	8,004	6,000	23,611

Net gain (loss)	$9,056	$6,236	$(4,088)	$11,204

     Total charges of $12.4 million include direct incremental expenses of $6.1 million, write-offs of owned assets with a net book value of $4.1 million and leased assets of $2.2 million representing amounts due to lessors. The Company settled all of its cargo claim for $9.2 million in December 2006 and, as a result, recognized a gain of $5.2 million in 2006. In December 2007, the Company settled all of its property claim for $14.4 million. The Company realized a gain of $9.1 million in 2007 associated with the settlement of its property claim, of which $5.2 million was for the reimbursement of lost and damaged property. The realized gains associated with the settlements of both the cargo and property claims are recorded in cost of products sold in the consolidated statement of operations in 2007 and 2006.
Note 20 — Subsequent Event
     During February 2008, the Company entered into an agreement to sell approximately 2,000 acres of land parcels located in Hawaii for approximately $39 million. The sale is expected to be completed by the third quarter of 2008. The land parcels will be reclassified to assets held-for-sale in the consolidated balance sheet during the first quarter of 2008.
Note 21 — Guarantor Financial Information
     In connection with the issuance of the 2011 Notes in March 2003 and the 2010 Notes in May 2003, all of the Company’s wholly-owned domestic subsidiaries (“Guarantors”) have fully and unconditionally guaranteed, on a joint and several basis, the Company’s obligations under the indentures related to such Notes and to the Company’s 2009 Notes and 2013 Debentures (the “Guarantees”). Each Guarantee is subordinated in right of payment to the Guarantors’ existing and future senior debt, including obligations under the senior secured credit facilities, and will rank pari passu with all senior subordinated indebtedness of the applicable Guarantor.
     The accompanying guarantor consolidating financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for the Company’s share in the subsidiaries’ cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions as well as cash overdraft and income tax reclassifications.
     As of January 1, 2006, Dole Packaged Frozen Foods, Inc. was converted to a limited liability company. In addition, the assets and liabilities of the Dole Packaged Foods division were contributed to Dole Packaged Frozen Foods, Inc., and the combined entity was renamed Dole Packaged Foods, LLC. Prior to January 1, 2006, Dole Packaged Foods was included as a division of Dole Food Company, Inc. for all guarantor financial statements presented. Subsequent to the change in structure effective January 1, 2006, Dole Packaged Foods, LLC is presented as a Guarantor for disclosure purposes in the accompanying consolidated financial statements for the year ended December 29, 2007.
     The following are consolidating statements of operations of the Company for the years ended December 29, 2007, December 30, 2006 and December 31, 2005; consolidating balance sheets as of December 29, 2007 and December 30, 2006 and consolidating statements of cash flows for the years ended December 29, 2007, December 30, 2006 and December 31, 2005.

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 29, 2007

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
Revenues, net	$76,585	$2,823,183	$5,161,424	$(1,240,380)	$6,820,812
Cost of products sold	(58,461)	(2,562,406)	(4,797,872)	1,228,801	(6,189,938)

Gross margin	18,124	260,777	363,552	(11,579)	630,874
Selling, marketing and general and administrative expenses	(75,227)	(163,925)	(254,017)	11,579	(481,590)

Operating income (loss)	(57,103)	96,852	109,535	—	149,284
Equity in subsidiary income	79,619	11,993	—	(91,612)	—
Other income (expense), net	415	—	1,433	—	1,848
Interest income	271	263	6,991	—	7,525
Interest expense	(125,131)	(42)	(69,678)	—	(194,851)

Income (loss) from continuing operations before income taxes, minority interests and equity earnings	(101,929)	109,066	48,281	(91,612)	(36,194)
Income taxes	44,413	(25,543)	(22,924)	—	(4,054)
Minority interests, net of income taxes	—	—	(3,235)	—	(3,235)
Equity in earnings of unconsolidated subsidiaries	10	132	1,554	—	1,696

Income (loss) from continuing operations, net of income taxes	(57,506)	83,655	23,676	(91,612)	(41,787)
Loss from discontinued operations, net of income taxes	—	(6,452)	(9,267)	—	(15,719)

Net income (loss)	$(57,506)	$77,203	$14,409	$(91,612)	$(57,506)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 30, 2006

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
Revenues, net	$66,151	$2,723,397	$4,443,397	$(1,242,082)	$5,990,863
Cost of products sold	(58,484)	(2,440,423)	(4,138,044)	1,216,449	(5,420,502)

Gross margin	7,667	282,974	305,353	(25,633)	570,361
Selling, marketing and general and administrative expenses	(61,050)	(176,287)	(222,679)	25,633	(434,383)

Operating income (loss)	(53,383)	106,687	82,674	—	135,978
Equity in subsidiary income	20,325	(41,363)	—	21,038	—
Other income (expense), net	(3,207)	—	18,383	—	15,176
Interest income	849	302	5,989	—	7,140
Interest expense	(115,505)	(70)	(59,140)	—	(174,715)

Income (loss) from continuing operations before income taxes, minority interests and equity earnings	(150,921)	65,556	47,906	21,038	(16,421)
Income taxes	61,157	(38,293)	(45,473)	—	(22,609)
Minority interests, net of income taxes	—	(60)	(3,142)	—	(3,202)
Equity in earnings of unconsolidated subsidiaries	137	801	(761)	—	177

Income (loss) from continuing operations, net of income taxes	(89,627)	28,004	(1,470)	21,038	(42,055)
Loss from discontinued operations, net of income taxes	—	(11,322)	(39,064)	—	(50,386)
Gain on disposal of discontinued operations, net of income taxes	—	2,814	—	—	2,814

Net income (loss)	$(89,627)	$19,496	$(40,534)	$21,038	$(89,627)

CONSOLIDATING STATEMENT OF OPERATIONS
For the Year Ended December 31, 2005

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
Revenues, net	$570,215	$2,104,795	$4,151,392	$(1,188,836)	$5,637,566
Cost of products sold	(432,539)	(1,945,458)	(3,753,458)	1,168,882	(4,962,573

Gross margin	137,676	159,337	397,934	(19,954)	674,993
Selling, marketing and general and administrative expenses	(130,927)	(107,265)	(228,184)	19,954	(446,422)

Operating income	6,749	52,072	169,750	—	228,571
Equity in subsidiary income	154,558	171,048	—	(325,606)	—
Other income (expense), net	(43,701)	—	38,348	—	(5,353)
Interest income	460	1,055	4,434	—	5,949
Interest expense	(111,400)	(31)	(31,021)	—	(142,452)

Income from continuing operations before income taxes, minority interests and equity earnings	6,666	224,144	181,511	(325,606)	86,715
Income taxes	34,921	(65,959)	(13,973)	—	(45,011)
Minority interests, net of income taxes	—	(14)	(2,973)	—	(2,987)
Equity in earnings of unconsolidated subsidiaries	—	145	6,481	—	6,626

Income from continuing operations, net of income taxes	41,587	158,316	171,046	(325,606)	45,343
Income (loss) from discontinued operations, net of income taxes	2,043	(4,161)	405	—	(1,713)

Net income	$43,630	$154,155	$171,451	$(325,606)	$43,630

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 29, 2007

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
ASSETS
Cash and cash equivalents	$16,424	$—	$95,801	$(15,164)	$97,061
Receivables, net of allowances	358,695	134,168	595,027	(248,737)	839,153
Inventories	7,080	321,075	422,520	—	750,675
Prepaid expenses	5,318	16,322	49,656	—	71,296
Deferred income tax assets	16,942	23,686	—	(28,543)	12,085
Assets held-for-sale	546	36,520	39,178	—	76,244

Total current assets	405,005	531,771	1,202,182	(292,444)	1,846,514
Investments	2,130,680	1,733,717	68,884	(3,863,945)	69,336
Property, plant and equipment, net	286,222	319,107	734,810	—	1,340,139
Goodwill	—	151,271	358,247	—	509,518
Intangible assets, net	689,616	22,128	10,046	—	721,790
Other assets, net	42,140	5,944	124,698	(17,195)	155,587

Total assets	$3,553,663	$2,763,938	$2,498,867	$(4,173,584)	$4,642,884

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$8,339	$404,698	$422,366	$(292,444)	$542,959
Accrued liabilities	74,479	223,050	217,055	—	514,584
Current portion of long-term debt	1,950	102	12,119	—	14,171
Notes payable	—	—	81,018	—	81,018

Total current liabilities	84,768	627,850	732,558	(292,444)	1,152,732
Intercompany payables (receivables)	983,062	(61,695)	(921,367)	—	—
Long-term debt	1,500,466	2,271	813,471	—	2,316,208
Deferred income tax liabilities	284,167	10,852	—	(17,195)	277,824
Other long-term liabilities	376,192	44,082	120,960	—	541,234
Minority interests	—	—	29,878	—	29,878
Total shareholders’ equity	325,008	2,140,578	1,723,367	(3,863,945)	325,008

Total liabilities and shareholders’ equity	$3,553,663	$2,763,938	$2,498,867	$(4,173,584)	$4,642,884

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 30, 2006

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
ASSETS
Cash and cash equivalents	$7,322	$—	$88,288	$(3,196)	$92,414
Receivables, net of allowances	306,814	140,625	504,626	(206,335)	745,730
Inventories	6,914	293,958	360,680	—	661,552
Prepaid expenses	4,805	15,794	44,789	—	65,388
Deferred income tax assets	29,596	24,754	12,256	—	66,606
Assets held-for-sale	906	10,007	20,675	—	31,588

Total current assets	356,357	485,138	1,031,314	(209,531)	1,663,278
Investments	2,055,472	1,694,554	61,254	(3,748,544)	62,736
Property, plant and equipment, net	288,029	348,902	825,030	—	1,461,961
Goodwill	—	159,115	386,625	—	545,740
Intangible assets, net	689,829	25,606	11,254	—	726,689
Other assets, net	41,231	8,812	101,909	—	151,952

Total assets	$3,430,918	$2,722,127	$2,417,386	$(3,958,075)	$4,612,356

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable	$2,528	$340,921	$320,767	$(209,531)	$454,685
Accrued liabilities	70,493	237,142	164,653	—	472,288
Current portion of long-term debt	1,950	—	12,505	—	14,455
Notes payable	—	—	34,129	—	34,129

Total current liabilities	74,971	578,063	532,054	(209,531)	975,557
Intercompany payables (receivables)	775,433	12,984	(788,417)	—	—
Long-term debt	1,493,053	—	822,544	—	2,315,597
Deferred income tax liabilities	290,152	23,170	33,273	—	346,595
Other long-term liabilities	456,226	42,579	109,386	—	608,191
Minority interests	—	646	24,687	—	25,333
Total shareholders’ equity	341,083	2,064,685	1,683,859	(3,748,544)	341,083

Total liabilities and shareholders’ equity	$3,430,918	$2,722,127	$2,417,386	$(3,958,075)	$4,612,356

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 29, 2007

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
OPERATING ACTIVITIES
Intercompany dividend income	$17,543	$17,543	$—	$(35,086)	$—
Operating activities	(14,441)	40,914	19,849	—	46,322

Cash flow provided by operating activities	3,102	58,457	19,849	(35,086)	46,322

INVESTING ACTIVITIES
Proceeds from sales of assets	980	674	40,064	—	41,718
Hurricane Katrina insurance proceeds	—	5,200	—	—	5,200
Capital additions	(612)	(44,309)	(61,900)	—	(106,821)
Repurchase of common stock in going- private merge transaction	(1,480)	—	—	—	(1,480)

Cash flow used in investing activities	(1,112)	(38,435)	(21,836)	—	(61,383)

FINANCING ACTIVITIES
Short-term debt borrowings	—	11,968	119,389	(11,968)	119,389
Short-term debt repayments	—	(16,419)	(74,757)	—	(91,176)
Long-term debt borrowings, net of debt issuance costs	1,165,200	2,015	315	—	1,167,530
Long-term debt repayments	(1,158,088)	(43)	(11,082)	—	(1,169,213)
Intercompany dividends	—	(17,543)	(17,543)	35,086	—
Dividends paid to minority shareholders	—	—	(10,485)	—	(10,485)

Cash flow provided by (used in) financing activities	7,112	(20,022)	5,837	23,118	16,045

Effect of foreign currency exchange rate changes on cash	—	—	3,663	—	3,663

Increase (decrease) in cash and cash equivalents	9,102	—	7,513	(11,968)	4,647
Cash and cash equivalents at beginning of period	7,322	—	88,288	(3,196)	92,414

Cash and cash equivalents at end of period	$16,424	$—	$95,801	$(15,164)	$97,061

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 30, 2006

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
OPERATING ACTIVITIES
Cash flow provided by (used in) operating activities	$(83,110)	$38,300	$60,731	$—	$15,921

INVESTING ACTIVITIES
Proceeds from sales of assets	2,318	334	12,311	—	14,963
Proceeds from sales of investments and businesses, net of cash disposed	—	15,296	1,014	—	16,310
Acquisitions and investments, net of cash acquired	—	—	(22,950)	—	(22,950)
Capital additions	(1,154)	(59,505)	(64,397)	—	(125,056)
Repurchase of common stock in going- private merge transaction	(267)	—	—	—	(267)

Cash flow provided by (used in) investing activities	897	(43,875)	(74,022)	—	(117,000)

FINANCING ACTIVITIES
Short-term debt borrowings	—	13,032	88,349	—	101,381
Short-term debt repayments	—	(7,957)	(51,181)	6,266	(52,872)
Long-term debt borrowings, net of debt issuance costs	1,269,405	1,535	989,605	—	2,260,545
Long-term debt repayments	(997,877)	(1,035)	(970,786)	—	(1,969,698)
Capital contribution from parent	28,390	—	—	—	28,390
Return of capital to parent	(59,390)	—	—	—	(59,390)
Dividends paid to minority shareholders	—	—	(1,833)	—	(1,833)
Dividends paid to parent	(163,691)	—	—	—	(163,691)

Cash flow provided by financing activities	76,837	5,575	54,154	6,266	142,832

Effect of foreign currency exchange rate changes on cash	—	—	1,849	—	1,849

Increase (decrease) in cash and cash equivalents	(5,376)	—	42,712	6,266	43,602
Cash and cash equivalents at beginning of period	12,698	—	45,576	(9,462)	48,812

Cash and cash equivalents at end of period	$7,322	$—	$88,288	$(3,196)	$92,414

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
For the Year Ended December 31, 2005

	Dole Food		Non
	Company, Inc.	Guarantors	Guarantors	Eliminations	Total
	(In thousands)
OPERATING ACTIVITIES
Intercompany dividend income	$570,000	$566,713	$—	$(1,136,713)	$—
Operating activities	(73,474)	28,041	118,022	—	72,589

Cash flow provided by operating activities	496,526	594,754	118,022	(1,136,713)	72,589
INVESTING ACTIVITIES
Proceeds from sales of assets	3,016	1,255	7,458	—	11,729
Proceeds from sales of investments and businesses, net of cash disposed	—	—	7,402	—	7,402
Acquisitions and investments, net of cash acquired	—	—	(51,460)	—	(51,460)
Capital additions	(2,284)	(29,532)	(99,679)	—	(131,495)
Repurchase of common stock in going-private merge transaction	(499)	—	—	—	(499)

Cash flow provided by (used in) investing activities	233	(28,277)	(136,279)	—	(164,323)
FINANCING ACTIVITIES
Short-term debt borrowings	—	9,469	16,592	(7,878)	18,183
Short-term debt repayments	—	(10,299)	(16,317)	—	(26,616)
Long-term debt borrowings, net of debt issuance costs	604,000	2,055	969,814	—	1,575,869
Long-term debt repayments	(1,020,047)	(989)	(396,377)	—	(1,417,413)
Dividends paid to minority shareholders	—	—	(2,836)	—	(2,836)
Intercompany dividends	—	(566,713)	(570,000)	1,136,713	—
Dividends paid to parent	(77,250)	—	—	—	(77,250)

Cash flow provided by (used in) financing activities	(493,297)	(566,477)	876	1,128,835	69,937

Effect of foreign currency exchange rate changes on cash	—	—	(8,608)	—	(8,608)

Increase (decrease) in cash and cash equivalents	3,462	—	(25,989)	(7,878)	(30,405)
Cash and cash equivalents at beginning of period	9,236	—	71,565	(1,584)	79,217

Cash and cash equivalents at end of period	$12,698	$—	$45,576	$(9,462)	$48,812

Supplementary Data
Quarterly Financial Information (Unaudited)
     The following table presents summarized quarterly results:

	Quarter Ended
	March 24,	June 16,	October 6,	December 29,
2007	2007	2007	2007	2007
	(In thousands)
Revenues, net	$1,517,406	$1,735,302	$1,985,179	$1,582,925
Gross margin	141,738	184,951	161,431	142,754
Income (loss) from continuing operations, net of income taxes	(9,662)	53,075	(56,543)	(28,657)
Income (loss) from discontinued operations, net of income taxes	(553)	(4,020)	(6,784)	(4,362)
Net income (loss)	(10,215)	49,055	(63,327)	(33,019)

	Quarter Ended
	March 25,	June 17,	October 7,	December 30,
2006	2006	2006	2006	2006
	(In thousands)
Revenues, net	$1,334,849	$1,527,361	$1,728,228	$1,400,425
Gross margin	126,740	183,450	138,040	122,131
Income (loss) from continuing operations, net of income taxes	(5,620)	23,172	(19,057)	(40,550)
Income (loss) from discontinued operations, net of income taxes	(234)	(4,646)	(37,046)	(8,460)
Gain on disposal of discontinued operations, net of income taxes	—	—	—	2,814
Net income (loss)	(5,854)	18,526	(56,103)	(46,196)
     During the second quarter of 2008, the Company approved and committed to a formal plan to divest its fresh-cut flowers operations. During the fourth quarter of 2007 the Company approved and committed to a formal plan to divest its citrus and pistachio operations (“Citrus”) located in central California. In evaluating the two businesses, the Company concluded that they each met the definition of a discontinued operation as defined in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the results of operations of these businesses have been reclassified for all periods presented.
     During the fourth quarter of 2006, the Company completed the sale of its Pacific Coast Truck Center (“Pac Truck”) business for $20.7 million. The Pac Truck business consisted of a full service truck dealership that provided medium and heavy-duty trucks to customers in the Pacific Northwest region. The Company received $15.3 million of net proceeds from the sale after the assumption of $5.4 million of debt and realized a gain of approximately $2.8 million on the sale, net of income taxes of $2 million.
     The Company adopted Financial Accounting Standards Board Staff Position AUG AIR-1, Accounting For Planned Major Maintenance Activities (“FSP”) at the beginning of its fiscal 2007 year. The FSP required retrospective application for all financial statement periods presented. As a result, for all periods presented, the consolidated statements of operations have been restated. The Company had been accruing for planned major maintenance activities associated with its vessel fleet under the accrue-in-advance method. The Company adopted the deferral method of accounting for planned major maintenance activities associated with its vessel fleet.